EXHIBIT 10.1
Execution Copy

STOCK PURCHASE AGREEMENT
between
VALERO REFINING AND MARKETING COMPANY
and
ALON REFINING KROTZ SPRINGS, INC.
dated
May 7, 2008

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(continued)

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(continued)

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(continued)

EXHIBITS
Exhibit A	Assignment of Contracts
Exhibit B	[Intentionally Omitted]
Exhibit C	Dispute Resolution Procedures
Exhibit D	Feedstock and Product Inventory Sales Agreement
Exhibit E	Knowledge Individuals
Exhibit F	Transition Services Agreement
Exhibit G	Offtake Agreement
Exhibit H	Earnout Agreement
Exhibit I	Crude Supply Agreement

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SELLER’S DISCLOSURE SCHEDULES

Section Description
1.1(a)	Permitted Liens
1.1(b)	Seller Officers and Directors
2.5(a)(i)	Wire Transfer Instructions
2.7(b)(ii)	Retained Litigation
3.3(a)	Seller Third Person Consents
3.3(b)	Seller Authorizations
3.5	Ownership of the Shares
4.1(a)	Qualified Jurisdictions
4.2(a)	Financial Statements
4.3(a)	Real Property
4.3(b)	No Leases, Occupancy Agreements or RFR’s
4.3(d)	Fixed Assets
4.4(b)	Material Company Contracts
4.4(c)	Seller Contracts
4.4(d)	Excluded Contracts
4.6	Compliance with Law
4.7	Environmental Matters
4.9	Insurance Policies
4.10(a)	Employees
4.11	Company Plans and Company Benefit Obligations
4.12(b)	Labor Related Administrative Proceedings
4.13	Taxes
4.14	Company Intellectual Property
4.15	Affiliate Transactions
BUYER’S DISCLOSURE SCHEDULES

Section Description
5.3(a)	Buyer Third Person Consents
5.3(b)	Buyer Authorizations
OTHER DISCLOSURE SCHEDULES

Section Description
6.1	Operation of the Business
6.8(d)	Pipeline Easements
6.12	Agreement among Seller and Buyer’s Lenders
7.1(e)	Retention Bonuses
7.7(a)	Description of Severance Plan
7.9	Specimen Environmental Policy
7.16	Owned and Leased Vehicles
8.3(c)	Required Third Person Consents
11.1	Survival Periods
11.2(b)	Certain Indemnification Caps

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STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 7, 2008 (the “Execution Date”), by and among VALERO REFINING AND MARKETING COMPANY, a Delaware corporation (“Seller”), ALON REFINING KROTZ SPRINGS, INC., a Delaware corporation (“Buyer”), and, for the limited purposes set forth herein, VALERO REFINING COMPANY-LOUISIANA, a Delaware corporation (the “Company”).
RECITALS
     A. Seller is a direct wholly owned subsidiary of Valero Energy Corporation, a Delaware corporation (“Valero”), and owns all of the Shares (as defined below) of the Company.
     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares.
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement (including in the Recitals), the following terms shall have the following meanings:
     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and ownership of 50% or more of the voting securities of another Person shall create a rebuttable presumption that such Person controls such other Person.
     “Agreement” has the meaning given such term in the preamble of this Agreement.
     “Applicable Rate” means a rate per annum which shall be equal to the sum of LIBOR plus 2.0%.
     “Assets” means the Refinery, the Real Property Interests, improvements owned by the Company (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date and in accordance with this Agreement) and located on or attached or affixed to the Real Property Interests, all fixed assets, all equipment and other personal property of the Company and all other assets and rights owned or leased by, or licensed to or used in the day to day operation of the Business as it is currently operated by, the Company, together with any and all rights of the Company under the Authorizations, contracts, leases and agreements to which the Company is a party, and the rights to be assigned to the Company under Seller Contracts pursuant to this Agreement; but excluding the Excluded Assets.

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     “Assignment of Contracts” shall mean an assignment and assumption of contracts covering Seller Contracts in the form of Exhibit A attached hereto.
     “Authorization” means any franchise, permit, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any Governmental Authority (i) under any Law, including any Environmental Law, or (ii) under or pursuant to any Judgment or Material Contract with any such Governmental Authority.
     "Balance Sheet” means the unaudited balance sheet of the Business as of the Balance Sheet Date.
     “Balance Sheet Date” means March 31, 2008.
     “Breach Notice” has the meaning given such term in Section 6.3.
     “Business” means the business, subject to the liabilities and obligations of the Company related thereto, conducted by the Company as of the Balance Sheet Date, including the ownership and/or operation of the Refinery and Assets. For purposes of the definition of “Balance Sheet”, “Financial Statements”, and Section 4.2(a) only, “Business” means the business described and reflected in the audited financial statements and notes thereto attached hereto as Section 4.2(a) of the Disclosure Schedules.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
     “Buyer” has the meaning given such term in the preamble of this Agreement.
     “Buyer Indemnitees” means Buyer, its Affiliates and their respective officers, directors, employees, agents, representatives (including any officers, directors, employees, agents or representatives of the Company appointed or retained by Buyer or the Company after the Closing or otherwise acting at the direction of Buyer, the Company or its Affiliates after the Closing), successors and assigns.
     “Buyer Third Person Consent” means any Third Person Consent required under (i) any organizational document of Buyer, or (ii) any contract to which Buyer is a party or by which it or its assets is bound.
     “Buyer’s FSP” has the meaning given such term in Section 7.4(b).
     “Buyer’s Pension” shall have the meaning given such term in Section 7.3(a).
     “Buyer’s Plans” has the meaning given such term in Section 7.1(d).
     “Buyer’s Savings Plan” has the meaning given such term in Section 7.3(b).
     “Casualty” has the meaning given such term in Section 9.1.

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     “CERCLA” means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.
     “CFIUS” means the Committee on Foreign Investment in the United States formed pursuant to section 721 of the 1988 Exon-Florio Amendment to the Defense Production Act of 1950, as amended.
     “Claim” means any demand, claim, action, investigation, notice of violation, legal proceeding or arbitration, whether or not ultimately determined to be valid.
     “Claiming Employee” has the meaning given such term in Section 7.7(b).
     “Closing” has the meaning given such term in Section 2.4.
     “Closing Date” has the meaning given such term in Section 2.4.
     “Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
     “Company” has the meaning given such term in the preamble of this Agreement.
     “Company Assumed Liabilities” has the meaning given such term in Section 2.7(a).
     “Company Benefit Obligations” means all obligations, arrangements, policies, or customary practices (in each case other than those contained in or provided under the Company Plans), whether or not legally enforceable and whether written or oral, to provide benefits (other than salary or wages) to present or former directors, officers or employees of the Company or its ERISA Affiliates. Company Benefit Obligations also include consulting agreements under which the compensation paid does not depend upon the amount of the service rendered, sabbatical policies, severance payment policies, fringe benefits within the meaning of Code Section 132, workers’ compensation plans, cafeteria plans, disability benefits, supplemental unemployment benefits, vacation benefits, deferred compensation, bonus or other incentive compensation, and equity-based rights or compensation.
     “Company Indebtedness” means (i) all indebtedness of the Company for borrowed money or issued for or in exchange of indebtedness for borrowed money, (ii) any indebtedness of the Company evidenced by any note, bond, debenture, or other debt security, or (iii) any guaranty by the Company of obligations of any other Person with respect to any items of the nature set forth in the preceding subsections (i) and (ii).
     “Company Plan” means all pension plans, as defined in Section 3(2) of ERISA (“Pension Plans”) and welfare plans, as defined in Section 3(1) of ERISA (“Welfare Plans”), which the Company or an ERISA Affiliate maintains, administers, or contributes to, or is required to contribute to, or within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or an ERISA Affiliate may incur any liability and which cover any employee or former employee of the Company or any ERISA Affiliate.

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     “Company Rail Car” has the meaning given such term in Section 7.13(b).
     “Company’s Environmental Liabilities” means (i) any and all Judgments, Claims, Losses, liabilities or obligations, including required capital expenditures, arising from or related to Environmental Laws, whether known or unknown, of the Company or the Business whether arising before or after the Closing, including those related to third party claims, off-site treatment, storage, recycling, or disposal, and off-site migrations, and (ii) the obligations arising under the Refinery Enforcement Initiative Settlement to the extent assumed by or allocated to the Company pursuant to the Environmental Agreement, in each case excluding Seller’s Environmental Liabilities.
     “Compensation Claims” has the meaning given such term in Section 7.7(b).
     “Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 17, 2007, by and between Valero and Alon USA Energy, Inc.
     “Crude Supply Agreement” means the Crude Oil and Feedstock Supply Agreement to be entered into by and among VMSC, the Company and the other parties thereto on the Closing Date, substantially in the form attached hereto as Exhibit I.
     “Current Assets” means the following assets of the Company as of 12:00:01 A.M. Krotz Springs, Louisiana local time on the Closing Date: (i) cash and cash equivalents, (ii) accounts receivable, (iii) prepaid expenses, deposits and other current assets of the Company on the balance sheet of the Company as of the Closing Date, and (iv) Parts and Supplies. Notwithstanding the foregoing, “Current Assets” shall not include any Excluded Assets.
     “Current Liabilities” means the current liabilities of the Company as of 12:00:01 A.M. Krotz Springs, Louisiana local time on the Closing Date, including, without duplication: (i) accounts payable, (ii) liabilities accounted for as other current liabilities of the Company on the balance sheet of the Company as of the Closing Date, including any estimated property taxes included in Current Liabilities pursuant to Section 7.11(c). Notwithstanding the foregoing, “Current Liabilities” shall not include any Retained Liabilities (other than accruals for property taxes), income tax liabilities or Company’s Environmental Liabilities.
     “Deposit” has the meaning given such term in Section 2.2.
     “Deposit Return Event” means the occurrence of any of the following: (a) this Agreement is terminated pursuant to Section 10.1(a); (b) this Agreement is terminated by Buyer pursuant to Section 6.8(a), Section 9.2(c)(ii), or Section 10.1(c), except for the failure of the closing condition in Section 8.1(a); (c) this Agreement is terminated by Buyer pursuant to Section 10.1(d) if the Termination Date shall have occurred due solely to a failure of Seller to have complied with its obligations under this Agreement; or (d) this Agreement is terminated by Seller pursuant to Section 10.1(b) due to the failure of the closing conditions in Section 8.1(b) or Section 8.2(c).
     “Diligence Representative” has the meaning given such term in Section 6.4(a).

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     “Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer or Buyer to Seller, as the case may be, on the Execution Date. The Disclosure Schedules have been arranged in sections corresponding to the numbered sections of this Agreement.
     “Dispute Resolution Procedures” means the procedures set forth in Exhibit C.
     “Dollars” and the symbol “$” mean the lawful currency of the United States of America.
     “Earnout Agreement” has the meaning given such term in Section 2.3.
     “Employees” has the meaning given such term in Section 4.10(a)(i).
     “Environmental Agreement” means the Agreement Regarding Clean Air Act Consent Decree, dated to be effective as of March 20, 2008, by and between the Company and Seller.
     “Environmental Agreement Declaration” has the meaning given such term in Section 6.13.
     “Environmental Law” means any Law (whether common or statutory) pertaining to public or employee health and safety, pollution, the environment, or the protection of fish, wildlife or natural resources including, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, the Atomic Energy Act of 1954, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act of 1972, as amended, the Occupational Safety and Health Act, as amended, and any state and local Laws implementing or comparable to the foregoing, as the same may be amended or supplemented.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the Company as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with the Company, within the meaning of Section 4001(b)(1) of ERISA.
     “Excluded Assets” has the meaning given such term in Section 2.8.
     “Excluded Asset Transfer” has the meaning given such term in Section 2.8.
     “Excluded Contract(s)” has the meaning given such term in Section 4.4(d).
     “Execution Date” has the meaning given such term in the preamble of this Agreement.

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     “Feedstock Inventory” means the crude oil, feedstocks and intermediate petroleum products acquired for use or produced at the Refinery, whether currently located at the Refinery, in transit by pipeline or vessel or located elsewhere, whether in the possession of the Company or any other Person, and regardless of whether such inventory represents wholesale exchange imbalances.
     “Feedstock and Product Inventory Sales Agreement” means the Feedstock and Product Inventory Sales Agreement to be entered into by and among Buyer, the Company and VMSC on the Closing Date, substantially in the form attached hereto as Exhibit D.
     “Financial Statements” means the audited financial statements of the Business as of December 31, 2007 and 2006 and for each of the years ended December 31, 2007, 2006 and 2005.
     “Fixed Assets” has the meaning given such term in Section 4.3(d).
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers.
     “Hazardous Materials” means any pollutants, contaminants, chemicals or toxic, hazardous, radioactive or petroleum hydrocarbon substances, materials or wastes that are regulated under Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
     “Indemnified Party” has the meaning given such term in Section 11.4(a).
     “Indemnification Deductible” means $5,000,000.
     “Indemnifying Party” has the meaning given such term in Section 11.4(a).
     “Intellectual Property” has the meaning given such term in Section 4.14.
     “Judgments” means all judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or any Governmental Authority.
     “Knowledge” and “Known” mean, in the case of Seller, the actual knowledge of the individuals listed in Part I of Exhibit E, in their capacity as employees of Seller or any of its Affiliates, without independent investigation or inquiry and, in the case of Buyer, the actual knowledge of the individuals listed on Part II of Exhibit E, in their capacity as employees of Buyer or any of its Affiliates, without independent investigation or inquiry.
     “Law” means any applicable law (including common law), statute or ordinance of any nation or state, including the United States of America, and any political subdivision thereof,

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including any state of the United States of America, any regulation, policy, protocol, proclamation or executive order promulgated by any Governmental Authority, any rule or regulation of any self-regulatory organization such as a securities exchange, or any applicable judgment, order, decree or decision of any court or other Governmental Authority having the effect of law in any such jurisdiction.
     “Leased Real Property” has the meaning given such term in Section 4.3(a).
     “Leased Vehicles” has the meaning given such term in Section 7.16.
     “Liabilities” means any debt, liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.
     “LIBOR” means for each applicable day, the rate stated in the “Money Rates” section of The Wall Street Journal published on such day as the one month London Interbank Offered Rate; and if The Wall Street Journal is not published on such day, then the aforesaid rate in the most recent edition of The Wall Street Journal preceding such day shall be utilized for such day.
     “Lien” means any mortgage, pledge, security interest, lien, deed of charge, right of first refusal or first offer, floating charge or other charge or encumbrance of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, or the filing of or agreement to give any security interest, charge or financing statement under the Laws of any jurisdiction.
     “Loaned Cars” has the meaning given such term in Section 7.13(c).
     “Long-Term Inactive Employee” has the meaning given such term in Section 4.10(a)(ii).
     “Loss” means, subject to Section 11.5 and Section 11.6, all Claims, Judgments, damages, natural resource damages, deficiencies, diminution in value, penalties, fines, amounts paid in settlement, Liabilities, Taxes, Liens, losses, related costs, expenses and fees, including costs of study or investigation thereof, court costs, costs of defense and reasonable attorneys’ fees and expenses in connection therewith.
     “Material Adverse Effect” means any effect that is materially adverse to the business, operations, properties, assets, liabilities, financial condition or results of operations of the Company taken as a whole; provided, however, that in no event shall any effect that results from any of the following be deemed to constitute a Material Adverse Effect: (a) this Agreement or any actions taken in compliance with this Agreement, the transactions contemplated hereby, or the pendency or announcement thereof; (b) changes of conditions generally affecting the industry in which the Company operates; (c) changes in general economic, regulatory or political conditions (including interest rate and currency fluctuations); (d) changes in Law; (e) changes in accounting principles; (f) acts of war, insurrection, sabotage or terrorism, other than such acts that are specifically directed toward the Company or the Assets; or (g) the Company’s failure, in and of itself, to meet expectations or projections other than as a result of a breach of this Agreement by Company or Seller.

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     “Material Company Contract” has the meaning given such term in Section 4.4(b).
     “Material Contract” has the meaning given such term in Section 4.4(a).
     “Multi-Site Contract” has the meaning given such term in Section 7.15(a).
     “Net Working Capital” means the sum of (a) the Current Assets; less (b) the Current Liabilities; plus (c) any amounts owed by Buyer to Seller with respect to earned and accrued vacation liabilities of Post-Closing Employees pursuant to Section 7.6(a); less (d) any amounts owed by Seller to Buyer with respect to earned and accrued vacation liabilities of Post-Closing Employees pursuant to Section 7.6(a); provided, that any amounts described in clauses (c) and (d) above (i) shall be reflected as an adjustment to Net Working Capital whether or not they represent intercompany assets or liabilities, notwithstanding anything in this Agreement to the contrary, and (ii) shall be disregarded to the extent they are duplicative of any amounts taken into account in the calculation of Current Assets or Current Liabilities as of the Closing Date.
     “Net Working Capital Payment” has the meaning given such term in Section 2.6.
     “Net Working Capital Statement” has the meaning given such term in Section 2.6(b).
     “Offtake Agreement” means the Offtake Agreement to be entered into by and among Buyer, the Company and VMSC on the Closing Date, substantially in the form attached hereto as Exhibit G.
     “Other Agreements” means the Assignment of Contracts, the Crude Supply Agreement, the Feedstock and Product Inventory Sales Agreement, the Offtake Agreement, the Transition Services Agreement and the Earnout Agreement.
     “Owned Real Property” has the meaning given such term in Section 4.3(a).
     “Owned Vehicles” has the meaning given such term in Section 7.16.
     “Parts and Supplies” means the warehouse and stores inventory (including tools, parts, catalysts, chemicals, supplies and other similar items) owned by the Company.
     “Pension Plan” has the meaning given in the definition of Company Plan.
     “Permitted Lien” means:
               (i) inchoate Liens and charges imposed by Law and incidental to the construction, maintenance, development or operation of the Company’s properties or the operation of the Company’s business, if payment of the obligation secured thereby is not yet overdue or if the validity or amount thereof is being contested in good faith by the Company;
               (ii) Liens for Taxes, assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or if the validity or amount thereof is being contested in good faith by the Company;

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               (iii) easements, servitudes, rights-of-way reservations, conditions, limitations, covenants, and other restrictions on the Real Property Interests that do not materially interfere with or impede or impair the operation or value of the Refinery or the Business as currently conducted by the Company;
               (iv) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other obligations of a like kind as set forth in Section 1.1(a) of the Disclosure Schedules or as otherwise incurred in the ordinary course of business, in each case that do not materially interfere with, impede or impair the operation or value of the Refinery or the Business as currently conducted by the Company;
               (v) any Liens consisting of (A) rights reserved to or vested in any Governmental Authority to control or regulate any property of the Company, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Company, (B) obligations or duties to any Governmental Authority with respect to any Authorization and the rights reserved or vested in any Governmental Authority to terminate any such Authorization or to condemn or expropriate any property, or (C) other land use or environmental laws and ordinances of any Governmental Authority, in each case that do not materially detract from the value or marketability of the property affected or interfere with, impede or impair the operation or value of the Refinery or the Business as currently conducted by the Company;
               (vi) mechanics’ and materialmen’s Liens and similar charges arising or incurred in the ordinary course of business consistent with past practice not filed of record and not delinquent;
               (vii) mechanic’s and materialmen’s Liens and similar charges arising or incurred in the ordinary course of business consistent with past practice that are filed of record but (A) that are being contested in good faith, (B) for which the Company is the beneficiary of a contractual indemnity from another Person, or (C) for which the applicable statutory foreclosure period or other enforcement rights have lapsed;
               (viii) non-monetary Liens that do not materially interfere with, impede or impair the operation or value of the Refinery or the Business as currently conducted by the Company;
               (ix) Liens that will be paid in full and terminated or released on or prior to the Closing Date; and
               (x) the Environmental Agreement Declaration.
     “Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.
     “Policy” has the meaning given such term in Section 4.9.

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     “Post-Closing Employee” has the meaning given such term in Section 7.1(c).
     “Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.
     “Product Inventory” means the refined products produced at the Refinery, whether currently located at the Refinery, in transit by pipeline, rail car, vehicle or vessel or located elsewhere, whether in the possession of the Company or any other Person, and regardless of whether such inventory represents wholesale exchange imbalances.
     “Purchase Price” has the meaning given such term in Section 2.3.
     “Qualifying Rail Cars” has the meaning given such term in Section 7.13(b).
     “Rail Car Agreements” has the meaning given such term in Section 7.13(a).
     “Real Property Interests” means the real property owned or leased by the Company, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
     “Refinery” means the Company’s petroleum refinery located in Krotz Springs, St. Landry Parish, Louisiana, including all process units, buildings, storage tanks, pipelines, loading facilities, equipment and other assets and improvements related to the operation of such refinery, but excluding any Excluded Assets.
     “Refinery Enforcement Initiative Settlement” means any settlement, consent decree, or other resolution of the United States’ nationwide, broad-based compliance and enforcement initiative involving the petroleum refining industry and compliance with the federal Clean Air Act and any implementing regulations and related state and other enforcement issues, in whole or part.
     “Refund Conditions” has the meaning given such term in Section 2.2.
     “Relevant Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to, except for foreign corporations, the limitations contained in Section 1504(b) of the Code) that, at any time before the Closing Date, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor), or any other group of corporations that, at any time before the Closing Date, files, has filed or was required to file Tax Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).
     “Repair Costs” has the meaning given such term in Section 9.2(a).
     “Repair Cost Dispute” has the meaning given such term in Section 9.2(c).

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     “Repair Negotiation Period” has the meaning given such term in Section 9.2(b).
     “Retained Liabilities” has the meaning given such term in Section 2.7(b).
     “Retained Litigation” has the meaning given such term in Section 2.7(b)(ii).
     “Retiree Welfare Benefit” has the meaning given such term in Section 7.5.
     “Securities Act” has the meaning given such term in Section 3.5.
     “Seller” has the meaning given such term in the preamble of this Agreement.
     “Seller Captive Insurers” has the meaning given such term in Section 7.9(a).
     “Seller Contracts” has the meaning given such term in Section 4.4(c).
     “Seller Indemnitees” means Seller, its Affiliates and their respective officers, directors, employees, agents, representatives (including any officers, directors, employees, agents or representatives of the Company appointed or otherwise acting at the direction of Seller or its Affiliates), successors and assigns.
     “Seller Officers and Directors” means those individuals identified as “Seller Officers and Directors” in Section 1.1(b) of the Disclosure Schedules.
     “Seller Policies” has the meaning given such term in Section 7.9(a).
     “Seller Third Person Consent” means any Third Person Consent required under (i) any organizational document of Seller or the Company or (ii) any Seller Contract or other Material Contract to which Seller or the Company is a party or by which Seller, the Company or any of their respective assets is bound.
     “Seller’s Environmental Liabilities” means all liabilities and obligations under the Refinery Enforcement Initiative Settlement, except to the extent expressly assumed by or allocated to the Company pursuant to the Environmental Agreement.
     “Seller’s FSP” has the meaning given such term in Section 7.4(b).
     “Seller’s Pension Plan” shall have the meaning given such term in Section 7.3(a).
     “Seller’s Savings Plan” has the meaning given such term in Section 7.3(b).
     “Shares” has the meaning given such term in Section 3.5.
     “Short-Term Inactive Employee” has the meaning given such term in Section 4.10(a)(ii).
     “Specified Litigation” has the meaning given such term in Section 7.10.
     “Straddle Period” has the meaning given such term in Section 7.11(a).

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     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity (and any successor to any such legal entity) of which such Person owns, directly or indirectly, more than 50% of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.
     “Taking” has the meaning given such term in Section 9.1.
     “Tax” means all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, franchise, capital gains, withholding, sales and use, premium, ad valorem, employment, occupation, production, social security, disability, wage, payroll, stamp, goods and services, real or personal property, intangible property, severance or excise tax, any alternative or add-on minimum tax, or any other taxes, charges, fees, imposts, duties, levies, withholdings, escheat payments or other assessments imposed by any Taxing Authority whether or not shown on a Tax Return, together with any interest, fines, penalties or additions to tax attributable to or imposed with respect thereto, imposed by or on behalf of any Taxing Authority, whether or not disputed.
     “Tax Audit” has the meaning given such term in Section 7.11(d).
     “Tax Indemnified Person” has the meaning given such term in Section 7.11(d).
     “Tax Indemnifying Person” has the meaning given such term in Section 7.11(d).
     “Tax Return” means any return, declaration, report, claim for refund or information return or statement or similar statement relating to Taxes, including any schedule or attachment thereto required to be filed with or preserved for the use of a Taxing Authority.
     “Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax and the Governmental Authority charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.
     “Termination Date” has the meaning given such term in Section 10.1(d).
     “Third-Party Claim” has the meaning given such term in Section 11.4(b).
     “Third-Party Estimate” has the meaning given such term in Section 9.2(c).
     “Third Person Consent” means any approval, consent, amendment or waiver of a Person that is required in order to effect the transactions contemplated hereby or any of the Other Agreements or any part hereof or thereof, including waivers and consents by lenders and waivers of transfer or change of control restrictions; provided that Third Person Consents shall not include Authorizations.
     “338(h)(10) Election” has the meaning given such term in Section 7.11(j).

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     “Title Commitments” has the meaning given such term in Section 6.8.
     “Title Company” means Fidelity National Title Insurance Company, National Title Services Division, 1900 West Loop South, Suite 650, Houston, Texas 77027, Attention: Rhonda P. Obaugh.
     “Title Policy” means an Owner’s Policy of Title Insurance on the A.L.T.A. 2006 form or such other form as may be promulgated for use in the State of Louisiana as of the Closing Date, insuring the Company’s fee simple title and leasehold interests in the tracts, pieces or parcels of real property described in the Title Commitments, in accordance with and subject to the matters set forth in the Title Commitments.
     “Transition Services Agreement” means the Transition Services Agreement to be entered into by and among Buyer, the Company and the other parties thereto on the Closing Date, substantially in the form attached hereto as Exhibit F.
     “Treasury Regulation” means the regulations promulgated under the Code by the United States Department of Treasury.
     “Valero” has the meaning given such term in the recitals of this Agreement.
     “VMSC” means Valero Marketing and Supply Company, a Delaware corporation.
     “WARN Act” shall have the meaning given such term in Section 7.7(a).
     “Welfare Plan” has the meaning given in the definition of Company Plan.
     Section 1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits or Schedules refer to exhibits or schedules to this Agreement, which are attached hereto and made a part hereof for all purposes. The word “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the Closing Date. Currency amounts referenced herein, unless otherwise specified, are in Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
ARTICLE II
PURCHASE AND SALE
     Section 2.1 Transfer of Shares. Subject to and in accordance with the terms of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver the Shares to Buyer, and Buyer agrees to purchase and accept the Shares from Seller, for and in consideration of the Purchase Price and the other covenants and agreements of the parties herein.

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     Section 2.2 Deposit. On the Execution Date, Buyer shall pay Seller, by wire transfer or delivery of other immediately available funds to the account of Seller set forth on Section 2.5(a)(i) of the Disclosure Schedules, a deposit against the Purchase Price for the Shares in an amount equal to $17,000,000 (the “Deposit”) as consideration for Seller’s entry into this Agreement. As soon as practicable after the Execution Date, but in any event within five Business Days after the Execution Date, Seller shall transfer the Deposit into a segregated investment account. Unless Seller and Buyer otherwise agree in writing, Seller shall use commercially reasonable efforts to invest such funds in U.S. Treasury obligations with a maturity of six months or less, or money market funds that invest exclusively in U.S. Treasury obligations. The Deposit shall only be returned to Buyer if all of the following (the “Refund Conditions”) occur: (a) this Agreement has been terminated and (b) a Deposit Return Event shall have occurred. Within five Business Days following the occurrence of the Refund Conditions, Seller shall transfer to Buyer, by wire transfer or delivery of other immediately available funds to an account designated by Buyer, a cash amount equal to the Deposit plus all interest or earnings thereon. At the Closing, an amount equal to the Deposit plus all interest or earnings thereon will be applied to the Purchase Price.
     Section 2.3 Purchase Price; Contingent Payments.
          (a) The purchase price for the Shares is $333,000,000, plus or minus an amount equal to the Net Working Capital (collectively, the “Purchase Price”).
          (b) In addition, Buyer covenants and agrees to pay to Seller all amounts, if any, that become payable under the Earnout Agreement attached hereto as Exhibit H (the “Earnout Agreement”) at the times and otherwise in accordance with all of the terms and conditions of the Earnout Agreement.
     Section 2.4 Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller in San Antonio, Texas, or at such other place as Buyer and Seller may mutually agree, at 9:00 A.M. Central time on the later of July 15, 2008 or the second Business Day after the satisfaction or waiver of the conditions contained in Article VIII (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions, or at such other date as Seller and Buyer may mutually agree (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”); provided that, the Closing shall be deemed for all tax, accounting and other purposes of this Agreement to be effective at 12:00:01 A.M. Central time on the Closing Date.
     Section 2.5 Deliveries at the Closing. At the Closing, the following events shall occur:
          (a) Buyer shall deliver, or cause to be delivered, to Seller:
               (i) $333,000,000 less the Deposit (including all interest or earnings thereon) by wire transfer to the account of Seller set forth on Section 2.5(a)(i) of the Disclosure Schedules;

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               (ii) resolutions of Buyer authorizing the execution of this Agreement and the Other Agreements to which Buyer is a party and the consummation of the transactions contemplated under this Agreement and the Other Agreements to which Buyer is a party (to the extent required by Buyer’s organizational documents), in each case certified by the Secretary or other executive officer of Buyer as being correct and complete and then in full force and effect;
               (iii) a certificate of incumbency of the signatory officers of Buyer;
               (iv) a certificate as to the good standing of Buyer issued by the Secretary of State or other applicable Government Authority of the State of Delaware;
               (v) the certificates referred to in Section 8.2(a) and Section 8.2(b); and
               (vi) copies of all Buyer Third Person Consents and Authorizations obtained pursuant to Section 6.2.
In addition, Buyer shall accept the Shares from Seller, and duly execute and deliver the Other Agreements to which Buyer is a party.
          (b) Seller shall deliver, or cause to be delivered, to Buyer:
               (i) Stock certificates for the Shares, duly endorsed to Buyer or accompanied by duly executed stock powers;
               (ii) the minute books and any stock records and corporate seals of the Company;
               (iii) executed resignation letters of (or resolutions removing) the Seller Officers and Directors from their respective positions with the Company;
               (iv) resolutions of Seller authorizing the execution of this Agreement and the Other Agreements to which Seller is a party and the consummation of the transactions contemplated under this Agreement and the Other Agreements to which Seller is a party (to the extent required by Seller’s organizational documents), in each case certified by the Secretary or other executive officer of Seller as being correct and complete and then in full force and effect;
               (v) certificates of incorporation and bylaws of the Company, in each case certified by the Secretary or Assistant Secretary of the Company as being correct and complete and then in full force and effect;
               (vi) certificates of incumbency of the signatory officers of Seller;
               (vii) certificates as to the good standing of Seller and the Company issued by the Secretary of State or other applicable Governmental Authority of the state of organization of Seller and the Company;
               (viii) the certificates referred to in Section 8.3(a) and Section 8.3(b);

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               (ix) executed certificates described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;
               (x) copies of all Seller Third Person Consents and Authorizations obtained pursuant to Section 6.2; and
               (xi) Assignment of Contracts.
Additionally, Seller shall (i) duly execute and deliver (or cause to be executed and delivered) the Other Agreements to which Seller or any of its Affiliates are a party, and (ii) instruct the Title Company to issue the Title Policy. Buyer shall pay the basic premium for coverage under the Title Policy, and for any endorsements or extended coverages it may desire on the Title Policy.
     Section 2.6 Net Working Capital Payment. If the Net Working Capital as of the Closing Date is a positive amount, Buyer shall make an additional payment to Seller in an amount equal to the Net Working Capital, and if the Net Working Capital as of the Closing Date is a negative amount, Seller shall make a payment to Buyer in an amount equal to the Net Working Capital, in each case as calculated in accordance with this Section 2.6, together with interest thereon at the Applicable Rate from and including the Closing Date to but excluding the date of payment, which payment shall be made by wire transfer or delivery of other immediately available funds on or before the fifth Business Day after the final determination of the Net Working Capital in accordance with this Section 2.6. The payment to be made by Buyer or by Seller, as applicable, is herein called the “Net Working Capital Payment”. For purposes of payment only, the Net Working Capital Payment (if a negative amount) may be netted by Buyer against the Final Feedstock and Product Sales Price (as such term is defined in the Feedstock and Product Inventory Sales Agreement); provided that the Final Feedstock and Product Sales Price has been finally determined pursuant to the Feedstock and Product Inventory Sales Agreement as of the date that the Net Working Capital Payment is due pursuant to this Agreement.
          (a) Except as otherwise provided in this Section 2.6(a), or in the definitions of Current Assets and Current Liabilities, the items included in the components of Current Assets and Current Liabilities shall be determined, and the amounts of such items shall be calculated, in the same manner as the corresponding line items were determined and calculated, and using the same policies, practices, assumptions, procedures, classifications, methods, estimates and judgments as were used in preparing the Balance Sheet. Parts and Supplies shall be included in Current Assets at book value.
          (b) Seller shall initially calculate the Net Working Capital and shall deliver to Buyer a statement (the “Net Working Capital Statement”) setting forth the amount of Net Working Capital, together with supporting calculations and information, on or before the 90th day after the Closing Date. From the Closing Date through the final determination of Net Working Capital in accordance with this Section 2.6 (b), Buyer shall cause the Company and its employees to give Seller and its advisors access at all reasonable times to the personnel, properties and books and records of the Company and Buyer’s working papers for the purpose of conducting the physical inventory and determining Net Working Capital. Unless Buyer gives notice to Seller on or before the 30th day after Buyer’s receipt of the Net Working Capital

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Statement that Buyer disputes the Net Working Capital specified in the Net Working Capital Statement, the Net Working Capital shall be as specified in the Net Working Capital Statement. If Buyer gives notice to Seller on or before such 30th day that it disputes the Net Working Capital specified in the Net Working Capital Statement, Seller and Buyer shall consult in good faith and use all reasonable efforts to agree upon the calculation of the Net Working Capital. If on or before the 45th day after Buyer’s receipt of the Net Working Capital Statement, Seller and Buyer have not agreed on the Net Working Capital, either Seller or Buyer shall have the right to submit such matters as remain in dispute to either BDO Seidman or RSM McGladney (each of which Seller and Buyer each represent and warrant are independent of such party), or such other accounting firm as Seller and Buyer shall mutually agree, for final resolution, which resolution shall be provided within 30 days and shall be binding upon Seller and Buyer, and judgment upon which may be entered in any court having jurisdiction over the party against which such determination is sought to be enforced. The fees and expenses of such accounting firm for its services in resolving such dispute shall be borne equally by Seller and Buyer.
     Section 2.7 Company Assumed Liabilities; Seller Retained Liabilities.
          (a) Buyer and the Company acknowledge and agree that, except for the Retained Liabilities (i) as of the Closing, the Company will continue to retain all of its liabilities and obligations, and (ii) to the extent not already assumed by the Company, the Company hereby unconditionally assumes all liabilities of Seller and its Affiliates to the extent arising out of or related to the ownership of the Assets (all such liabilities and obligations in clauses (i) and (ii), whether past, present or future, known or unknown, absolute or contingent, and whether in the nature of Judgments, Claims, Losses or otherwise, being herein referred to as “Company Assumed Liabilities”).
          (b) As of the Closing, Seller hereby assumes and agrees to be liable for the following (collectively, the “Retained Liabilities”):
               (i) liabilities or obligations arising out of or with respect to (A) Long-Term Inactive Employees’ employment with, or the termination of their employment from, Seller or the Company, whether such employment period is, or termination of employment occurs, prior to, on or after the Closing (except that Seller shall have no liability for Long-Term Inactive Employees who are re-employed by the Company under Section 7.1(a)(iii)); (B) Post-Closing Employees’ employment with Seller, the Company or their respective Affiliates prior to the Closing (but not Post-Closing Employees’ employment with, or the termination of their employment from, the Company after the Closing, including severance); (C) Company Plans or Company Benefit Obligations to Post-Closing Employees and other Employees prior to, on, or after the Closing Date only to the extent relating to employment of the Post-Closing Employees and other Employees prior to the Closing Date; and (D) any other liabilities or obligations for which Seller or its Affiliates (other than the Company) will be responsible pursuant to Section 7.1 through Section 7.7;
               (ii) any litigation or Judgments set forth in Section 2.7(b)(ii) of the Disclosure Schedules (“Retained Litigation”);
               (iii) Seller’s Environmental Liabilities;

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               (iv) any liability, obligation or covenant for which Seller or its Affiliates (other than the Company) will be responsible pursuant to Section 7.11;
               (v) attorney’s, auditor’s and advisors’ fees, if any, incurred by the Company prior to the Closing in connection with the transactions contemplated by this Agreement to the extent not paid on or prior to the Closing Date;.
               (vi) any liability or obligation to the extent arising out of or relating to the Excluded Assets or the transfer of the Excluded Assets pursuant to the Excluded Asset Transfer, including any Taxes arising out of or relating thereto;
               (vii) any accounts payable, notes payable or other amounts that are payable by the Company to Seller or any of its Affiliates (other than the Company);
               (viii) all Company Indebtedness.
For the avoidance of doubt, Company’s Environmental Liabilities are included in the Company Assumed Liabilities and are excluded from the Retained Liabilities.
     Section 2.8 Excluded Assets. Each of Seller and Buyer acknowledges and agrees that (i) the Product Inventory, (ii) the Feedstock Inventory, (iii) all assets and rights involved in the marketing and supply business conducted by VMSC (other than Seller Contracts and any physical assets located on or at the Real Property Interests, which shall form part of the Assets), (iv) all rights and obligations under the Excluded Contracts, (v) all of Seller’s and its Affiliates’ proprietary trade names and trademarks, (vi) all income tax assets of the Company as of Closing, and of Seller and its other Affiliates, (vii) all assets and rights owned by third parties, (viii) all documents and communications of Seller and its Affiliates that are subject to the attorney-client privilege or that comprise attorney work product or the attorney-client relationship, (ix) all rights on the part of Seller, its Affiliates and their respective counsel to assert or rely upon the attorney-client privilege, (x) any accounts receivable, notes receivable or other amounts that are receivable by the Company from Seller or any of its Affiliates (subsection (i) through (x) being collectively referred to as the “Excluded Assets”) will be retained by Seller (or one or more of Seller and its Affiliates, as applicable) after the Closing; provided, that, Feedstock Inventory and Product Inventory (to the extent identified in the Feedstock and Product Inventory Sales Agreement) are intended to be purchased by the Company or other designee of Buyer on or after the Closing Date pursuant to the Feedstock and Product Inventory Sales Agreement. Immediately prior to Closing, the Company shall distribute all Excluded Assets (other than those owned by third parties) not already in possession of Seller or an Affiliate of Seller (other than the Company) to Seller or an Affiliate of Seller (with such distribution referred to as the “Excluded Asset Transfer”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth in the Disclosure Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder, Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the Execution Date:

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     Section 3.1 Organization and Qualification. Seller is a Delaware corporation, duly organized and validly existing and in good standing under Delaware Law. Seller has the requisite corporate power and authority to carry on its business as it is now being conducted. Seller is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller’s ability to execute, deliver and perform its obligations under this Agreement and the Other Agreements to which it is a party.
     Section 3.2 Due Authority. Seller and each Affiliate of Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements to which it is a party, and to carry out the transactions contemplated hereby and thereby. The execution and delivery by each of Seller and each Affiliate of Seller of this Agreement and the Other Agreements to which it is a party and the performance by them of the transactions contemplated hereby and thereby to be performed by them have been duly authorized by all necessary action on the part of Seller and each Affiliate of Seller. This Agreement and the Other Agreements to which Seller and each Affiliate of Seller is a party have been duly and validly executed and delivered by Seller and each such Affiliate of Seller, as the case may be, and, assuming the due authorization, execution and delivery by Buyer, this Agreement and the Other Agreements to which Seller and each Affiliate of Seller is a party constitute the legal, valid and binding obligations of Seller and each such Affiliate of Seller, as the case may be, enforceable against Seller and each such Affiliate of Seller, as applicable, in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
     Section 3.3 Conflicts and Approvals. Assuming the accuracy of Buyer’s representation and warranties and except for (a) the receipt of the Seller Third Person Consents set forth in Section 3.3(a) of the Disclosure Schedules and (b) the effectuation of all filings required under the HSR Act, with CFIUS and the other filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth in Section 3.3(b) of the Disclosure Schedules, neither the execution and delivery by Seller and each Affiliate of Seller of this Agreement or the Other Agreements to which Seller and, in the appropriate case, each Affiliate of Seller will be a party, the performance by Seller and each Affiliate of Seller of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby and thereby will (A) violate or breach the terms of or cause a default under (i) any Law applicable to Seller or an Affiliate of Seller, (ii) the certificate of incorporation or bylaws of Seller or an Affiliate of Seller, (iii) any Authorizations or Judgments binding on Seller or an Affiliate of Seller or the Company or to which any of their respective assets are subject or (iv) any Material Contract of Seller or an Affiliate of Seller or (B) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) of this Section 3.3, except for any matters described in this Section 3.3 that would not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of Seller or an Affiliate of Seller to execute, deliver and perform its obligations under

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this Agreement and the Other Agreements to which it is a party, assuming, for purposes of this Section 3.3, that clause (a) in the definition of “Material Adverse Effect” shall not apply.
     Section 3.4 Litigation. There are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Seller, threatened, against Seller or any Affiliate of Seller or to which any assets of Seller or an Affiliate of Seller are subject, except any that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect the ability of Seller to execute, deliver and perform its obligations under this Agreement or any Other Agreement to which Seller or any Affiliate of Seller is a party.
     Section 3.5 Capitalization of the Company. The entire authorized capital stock of the Company consists of 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are issued and outstanding (such 1,000 issued and outstanding shares of common stock of the Company being herein referred to as the “Shares”). Seller owns all of the Shares free and clear of any Liens or other restrictions, other than Liens or other restrictions (a) arising under this Agreement, (b) arising under the certificate of incorporation or bylaws of the Company and disclosed in Section 3.5 of the Disclosure Schedules, and (c) imposed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities or “blue sky” laws. At the Closing the delivery of the Shares to Buyer in accordance with the terms of this Agreement will transfer good and valid title to the Shares free and clear of any Liens, other than the Liens described in clauses (a) through (c) above. No Shares are held by the Company as treasury shares. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable and were issued and remain free of preemptive rights. There are no bonds, debentures, notes or other evidences of indebtedness issued or outstanding having the right to vote on any matters on which the holders of the Shares may vote. Other than Buyer’s rights as contemplated by this Agreement, there are no options, warrants, calls or other rights or agreements, arrangements or understandings of any kind outstanding obligating Seller or the Company to offer, issue, deliver, sell, purchase, return or redeem shares of the Company’s capital stock or debt securities, or obligating Seller or the Company to grant, extend or enter into any such option, warrant, put, call or other such right or agreement or issue outstanding securities, rights or obligations that are convertible into, exchangeable for, or exercisable to acquire any capital stock or other securities of the Company.
     Section 3.6 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Other Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates, except any fees and commissions that will be discharged by Seller or any of its Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
     Except as set forth in the Disclosure Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder, Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the Execution Date:

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     Section 4.1 Organization, Qualification and Authorization.
          (a) The Company is a Delaware corporation organized and validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to own or lease and operate its properties and assets and to carry on the Business as it is now being conducted. The Company is qualified and/or licensed and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or licensure necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of such jurisdictions is listed in Section 4.1(a) of the Disclosure Schedule.
          (b) The Company has heretofore made available to Buyer correct and complete copies of its certificate of incorporation and bylaws, each as amended to the date hereof and each of which is in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation and bylaws, each as amended to the date hereof.
          (c) There are no Persons in which the Company owns, of record or beneficially, any direct or indirect capital stock or other equity or voting securities or interest or any right (contingent or otherwise) to acquire the same, or in which the Company otherwise participates. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or Seller is a party that relate to the holding, voting, sale, purchase, redemption or other acquisition of any capital stock or other securities of the Company.
     Section 4.2 Financial Statements.
          (a) The Company has delivered to Buyer the Balance Sheet and the Financial Statements attached hereto as Section 4.2(a) of the Disclosure Schedules. The Balance Sheet and the Financial Statements were prepared in all material respects in accordance with GAAP consistently applied, except as disclosed in Section 4.2(a) of the Disclosure Schedules, and fairly present, in all material respects, the financial condition of the Business as of the dates thereof and the results of operations of the Business for the periods then ended.
          (b) Since the Balance Sheet Date, and other than in connection with the transactions contemplated by this Agreement, the Company has conducted the Business only in the ordinary course of business consistent with past practice.
     Section 4.3 Assets.
          (a) Section 4.3(a) of the Disclosure Schedules sets forth a list and, to the extent available, a legal description of (i) any and all real property owned by the Company or an Affiliate of the Company and on which the Refinery is located (other than any real property owned by the Company or an Affiliate of the Company for the sole purpose of installing and operating pipelines, pump stations, metering stations and other pipeline related facilities) (the “Owned Real Property”), and (ii) any and all real property leased by the Company or an Affiliate of the Company and on which the Refinery is located (other than any real property leased or licensed by the Company or an Affiliate of the Company for the sole purpose of installing and

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operating pipelines, pump stations, metering stations and other pipeline related facilities) (the “Leased Real Property”). The Company or an Affiliate of the Company has good and marketable title to the Owned Real Property and valid and enforceable leasehold interests in the Leased Real Property, in each case free and clear of all Liens except Permitted Liens. As of the Closing, the Company will have good and marketable title to the Owned Real Property and valid and enforceable leasehold interests in the Leased Real Property, in each case free and clear of all Liens except Permitted Liens. All leases of Leased Real Property are valid and binding obligations of, and enforceable against, the Company or an Affiliate of the Company and, to the Knowledge of Seller, the other parties thereto, and there does not exist under any such lease any material default on the part of the Company, or the relevant Affiliate of the Company, or, to the Knowledge of Seller, any material default on the part of any other party to such leases, or, to the Knowledge of Seller, any event that with notice or lapse of time or both would reasonably be expected to constitute a material default. To the Knowledge of Seller, correct and complete copies of each of the written leases (as amended) for the Leased Real Property have been made available to Buyer. Neither Seller nor the Company has received any written notice of any appropriation, condemnation, or like proceeding, or of any violation of any applicable zoning Law relating to or affecting the Real Property Interests, and to the Knowledge of Seller, no such proceeding has been threatened or commenced.
          (b) Except as disclosed on Section 4.3(b) of the Disclosure Schedules (i) neither the Company nor any Affiliate of the Company is a landlord under any material lease relating to the Real Property Interests and (ii) there are no leases, licenses, occupancy agreements or other contracts granting to any Person the right of use or occupancy of the Owned Real Property except for those which do not otherwise materially interfere with or impede or impair the operation or value of the Refinery or the Business as currently conducted by the Company. No Person possesses any option to purchase or right of first refusal to purchase any portion of the Owned Real Property or the Company’s or any Affiliate of the Company’s leasehold interest in the Leased Real Property except as provided in the lease of such Leased Real Property.
          (c) With respect to all other Assets other than the Owned Real Property and the Leased Real Property, the Company has good and valid title to such Assets owned by it, a valid and enforceable leasehold interest in all such Assets leased by it, or has the legal right to use such Assets (or in the case of the Company’s contract rights, receive the benefits of the Assets), in each case free and clear of all Liens except Permitted Liens.
          (d) Section 4.3(d) of the Disclosure Schedules lists all material fixed assets used in or reasonably necessary for the operation of the Refinery as currently conducted other than the Excluded Assets (the “Fixed Assets”).
     Section 4.4 Material Contracts.
          (a) For purposes of this Agreement, a “Material Contract” means, with respect to a Person, any of the following, except for this Agreement, any Excluded Contract and any Company Plan:

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               (i) any contract, agreement or arrangement relating to any indebtedness of such Person for borrowed money in an amount in excess of $500,000, or the granting of any Lien by such Person securing any such borrowing;
               (ii) any contract, agreement or arrangement whereby such Person guarantees an obligation in excess of $500,000 of any other Person;
               (iii) any contract, agreement or arrangement with an employee or consultant (who is an individual) of such Person providing for annual payment by such Person in excess of $300,000 or a change in control severance benefit in excess of $300,000;
               (iv) any contract, agreement or arrangement with any officer or director of such Person or any Affiliate thereof;
               (v) any collective bargaining contract or other contract, agreement or arrangement with a labor union;
               (vi) any contract, agreement or arrangement for the purchase or sale of feedstocks, intermediate stocks or refined products that (A) provides for forward physical delivery on a date more than 90 days in the future or (B) provides for the future payment by or to such Person of more than $2,500,000;
               (vii) any contract, agreement or arrangement for the supply of goods or services by or to such Person not covered in any other paragraph of this Section 4.4(a) that provides for future payments by or to such Person of more than $1,000,000;
               (viii) any contract, agreement or arrangement for the sale, lease or disposition of any asset by or to such Person not covered in any other paragraph of this Section 4.4(a) that provides for the future payment by or to such Person of more than $1,000,000;
               (ix) any lease under which such Person is the lessor or lessee of (i) personal property or real property that provides for an annual base rental to or from such Person of more than $500,000 or (ii) real property;
               (x) any lease under which such Person is the lessee of the Leased Real Property;
               (xi) any contract, agreement or arrangement prohibiting or purporting to limit a Person from competing with another Person in any business or area or during any period of time;
               (xii) any contract, agreement or arrangement providing for the direct or indirect merger, consolidation, or other reorganization of the Company;
               (xiii) any commitment or agreement for any capital expenditure or leasehold improvement in excess of $3,000,000;

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               (xiv) any other contract, agreement or arrangement (other than a contract, agreement or arrangement of a type described in clause (vi) or (xii) above) of such Person not covered in any other paragraph of this Section 4.4(a) that provides for the future payment by or to such Person of more than $1,000,000;
               (xv) any contract, agreement or arrangement with respect to any hedging, swap, forward, future or derivative transaction or option; and
               (xvi) any contract, agreement or arrangement to enter into any contract, agreement or arrangement with respect to any of the matters described in any other paragraph of this Section 4.4(a).
          (b) Section 4.4(b) of the Disclosure Schedules constitutes a list of each Material Contract to which the Company is a party (“Material Company Contracts”).
          (c) Section 4.4(c) of the Disclosure Schedules constitutes a list of each Material Contract to which Seller or any Affiliate of Seller (excluding the Company) is a party, other than the Excluded Contracts, which relate primarily to the Business (the “Seller Contracts”).
          (d) Section 4.4(d) of the Disclosure Schedules constitutes a list of each material contract, agreement or arrangement to which the Company, Seller, or any Affiliate of Seller is a party and which are used in the ordinary course operation of the Business that are to be retained by Seller or its Affiliates (or if the Company is a party, which are to be assigned to Seller or its Affiliates prior to the Closing or terminated as to the Company prior to the Closing) (the “Excluded Contracts”).
          (e) Seller has provided to Buyer complete and correct copies of each Material Company Contract and Seller Contract.
          (f) To the Knowledge of Seller, each Material Company Contract and Seller Contract is in full force and effect and is valid and binding on the Company or Seller (or the applicable Affiliate of Seller party thereto) and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Company or Seller or any Affiliate of Seller has breached the terms of any Material Company Contract or Seller Contract, or received from any third party to any such Material Company Contract or Seller Contract written notification that such contract is not in full force and effect, that the Company or Seller or any Affiliate of Seller has failed to perform its obligations thereunder to date, or that any third party thereto has not performed its obligations thereunder to date, and (ii) to the Knowledge of Seller, no other event has occurred and no circumstance or condition exists, that would reasonably be expected to result in a breach or violation of, or a default under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation or to a loss of any

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benefit to which the Company is entitled under (in each case, with or without notice or lapse of time or both) any such Material Company Contract or Seller Contract.
     Section 4.5 Authorizations. Except with respect to Environmental Laws, which are covered by Section 4.7, and except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company has obtained all Authorizations that are necessary to carry on the Business, in all material respects, as currently conducted, (b) to the Knowledge of Seller, no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with the terms of, any Authorization, (c) the Company has not received from any Governmental Authority written notification that any Authorization (i) is not in full force and effect, (ii) has been violated or breached in any respect, or (iii) is subject to any suspension, revocation, modification or cancellation, and (d) there is no action, suit, proceeding, arbitration or investigation pending or, to the Knowledge of Seller, threatened, alleging any breach or default or regarding any suspension, revocation, modification or cancellation of any Authorization or to impose any fine, penalty or other sanctions with respect thereto.
     Section 4.6 Compliance with Law. Except (i) with respect to Environmental Laws, which are covered by Section 4.7, (ii) as set forth in Section 4.6 of the Disclosure Schedules, or (iii) as would not reasonably be expected to have a Material Adverse Effect: (a) the Company is in compliance in all material respects with all Laws, (b) the Company has not received any written notification from any applicable Governmental Authority that it is not in compliance with any Laws, and (c) to the Knowledge of Seller, no other event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of the Company to comply with the terms of any Law.
     Section 4.7 Environmental Matters. To the Knowledge of Seller, except as set forth in Section 4.7 of the Disclosure Schedules or as would not reasonably be expected to have a Material Adverse Effect:
          (a) the Company is in material compliance with Environmental Laws applicable to the Business;
          (b) all material Authorizations reasonably required to be obtained or filed or applied for by the Company under any Environmental Law in connection with the Assets as normally operated prior to Closing have been duly obtained or filed or applied for by the Company;
          (c) there are no pending or threatened claims, actions, suits, arbitrations, investigations, inquiries or proceedings by or before any Governmental Authority under any Environmental Law relating to the Company or the Business; and
          (d) the representations and warranties contained in this Section 4.7 are the only representations and warranties made by Seller with respect to matters arising under Environmental Law.

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     Section 4.8 Litigation. Except with respect to environmental matters (which are the subject of Section 4.7), there are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Seller, threatened, against the Company or to which the Assets or the Business are subject, in any court or before or by any Governmental Authority or any arbitrator or subject to mediation, except Claims that, individually or in the aggregate would not reasonably be expected to exceed $1,000,000.
     Section 4.9 Insurance. Section 4.9 of the Disclosure Schedules sets forth a list of all material third-party title, liability, fire, casualty, business interruption, workers’ compensation and all other forms of insurance (each, a “Policy”) insuring the Company, the Assets or the Business (other than policies on which the Company is named as an additional insured), setting forth the carrier, expiration dates, a general description of type of coverage and coverage amounts. All such Policies are valid, enforceable, binding and in full force and effect and all premiums due thereon have been paid.
     Section 4.10 Employee Matters.
          (a) Section 4.10(a) of the Disclosure Schedules set forth a list of:
               (i) the regular, full-time and regular, part-time employees, including Short-Term Inactive Employees, employed by the Company or Seller (if they worked at the Refinery) as of the Execution Date (each, an “Employee”, and collectively the “Employees”) and each such Employee’s title, date of hire, and current salary or wages, bonus target, and exempt or non-exempt status; and
               (ii) the employees of the Company or Seller (if they worked at the Refinery) who, as of the Execution Date, are not actively at work, including those who are on inactive employee status or leave of absence, separately identifying those employees classified as Short-Term Inactive Employees and those employees classified as Long-Term Inactive Employees. “Short-Term Inactive Employee” means an employee who is not actively at work due to illness but who is not on inactive employee status or leave of absence other than a Family Medical Leave. “Long-Term Inactive Employee” means an employee who is on inactive employee status or leave of absence except a Family Medical Leave.
          (b) There are no employment agreements governing the employment of Post-Closing Employees. The Employees are employed at will.
     Section 4.11 Company Plans.
          (a) With respect to each Company Plan to which the following could apply: (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred that would reasonably be expected to result in a material liability to the Company after the Closing, which withdrawal liability has not been satisfied; (ii) no liability to the Pension Benefit Guaranty Corporation that would reasonably be expected to result in a material liability to the Company after the Closing has been incurred by the Company or any ERISA Affiliate, which liability has not been satisfied; (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred that would reasonably be expected to result in a material liability to the Company after the Closing, and (iv)

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all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.
          (b) Section 4.11 of the Disclosure Schedules sets forth a list of all material Company Plans and Company Benefit Obligations to the extent applicable to the Post-Closing Employees. Seller has made available to Buyer correct and complete copies of each of the following with respect to the Company Plans and the Company Benefit Obligations, to the extent applicable to any Post-Closing Employee: (i) any plan documents and all amendments thereto, the most recent written descriptions thereof which have been distributed to Company employees, (ii) the most recent determination or opinion letter issued with respect to each Company Plan that is intended to be qualified under Code Section 401(a), and (iii) the actuarial report prepared for the last plan year for each Company Plan for which such a report was prepared.
          (c) Neither Seller nor any ERISA Affiliate is a party to any “multiemployer plan” within the meaning of Section 3(37) of ERISA or has an obligation to contribute to any such plan.
          (d) Except as required by Sections 7.1 through 7.7, the Company will not have any liability with respect to any Company Plan or Company Benefit Obligation following Closing.
     Section 4.12 Labor Matters.
          (a) Neither the Company nor Seller is bound by any collective bargaining agreement with any union covering the Employees and there has been no effort to organize Employees for representation by a collective bargaining unit of any union.
          (b) Except as disclosed in Section 4.12(b) of the Disclosure Schedules or except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller, (i) there are no grievances pending pursuant to any collective bargaining agreement nor are there any unfair labor practice charges or complaints pending or threatened before any agency having jurisdiction over any of the Employees and there are no union representation claims involving any of the Employees; (ii) there are no pending strikes, work stoppages, work slowdowns, picketing, lockouts or similar labor activity, except for routine grievance matters or complaints by or with respect to any of the Employees; (iii) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of Seller is threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Seller or the Company has employed or currently employs any Person with respect to the Business, and (iv) the Company and Seller are currently in material compliance with, and the Business has been conducted in material compliance with, all Laws, policies, practices, agreements, plans and programs relating to employment, employment practices, wages, hours and terms and conditions of employment with respect to the Employees.
     Section 4.13 Taxes. Except as set forth in Section 4.13 of the Disclosure Schedules and except as would not reasonably be expected to have a Material Adverse Effect:

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          (a) (i) all Tax Returns which were required to be filed by or with respect to the Company, or any member of a Relevant Group have been duly and timely filed and each such Tax Return correctly and completely reflects in all material respects the Tax liability and all other information required to be reported thereon, (ii) all Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full and no other material Taxes are payable by the Relevant Group with respect to any Pre-Closing Tax Period, (iii) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any Tax (whether or not shown to be due and payable on such Tax Returns), and (iv) all material Tax withholding and deposit requirements imposed on or with respect to the Company, or any member of a Relevant Group have been satisfied in full in all respects;
          (b) there are no waivers of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency affecting the Company or any member of a Relevant Group;
          (c) there are no pending proposed deficiencies or other claims for unpaid Taxes of the Company or any member of a Relevant Group, and the Company has no liability for the Taxes of any other Person; and
          (d) there are no Tax Audits pending or scheduled or, to the Knowledge of the Company or Seller, threatened with respect to the Company, or any member of a Relevant Group; and
     Section 4.14 Intellectual Property. Except as set forth in Section 4.14 of the Disclosure Schedules, (i) the Company owns, or is licensed to use, all material trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of the Business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”), (ii) no Claim has been asserted and is pending or, to the Knowledge of Seller, is threatened, by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor, to the Knowledge of Seller, is there any valid basis for any such Claim, and (iii) the use of such Intellectual Property by the Company does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, do not have a Material Adverse Effect.
     Section 4.15 Affiliate Transactions. Other than as described in Section 4.15 of the Disclosure Schedules or as created under this Agreement or the Other Agreements, there are no transactions or agreements between the Company, on the one hand, and Seller, any of its Affiliates or any Affiliate, stockholder, officer or director of the Company, on the other hand, that require the fulfillment of obligations, Liabilities or payments by the Company on or after the Closing Date.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as set forth in the Disclosure Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder, Buyer hereby represents and warrants to Seller as follows:
     Section 5.1 Organization and Qualification. Buyer is a Delaware corporation, duly organized and validly existing and in good standing under Delaware Law. Buyer has the requisite corporate power and authority to carry on its business as it is now being conducted. Buyer is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to Buyer and its Subsidiaries taken as a whole or a material adverse effect on Buyer’s ability to execute, deliver and perform its obligations under this Agreement and the Other Agreements.
     Section 5.2 Due Authority. Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Other Agreements to which it is a party, and to carry out the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Other Agreements to which it is a party and the performance by Buyer of the transactions contemplated hereby and thereby to be performed by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement and the Other Agreements to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution, and delivery by Seller, this Agreement and the Other Agreements to which Buyer is a party constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
     Section 5.3 Conflicts and Approvals. Assuming the accuracy of Seller’s representations and warranties and except for (a) the receipt of the Buyer Third Person Consents set forth on Section 5.3(a) of the Disclosure Schedules and (b) the effectuation of all filings required under the HSR Act, with CFIUS and the other filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth on Section 5.3(b) of the Disclosure Schedules, neither the execution and delivery by Buyer of this Agreement or the Other Agreements to which Buyer is a party, nor the performance by Buyer of its obligations hereunder or thereunder will (A) violate or breach the terms of or cause a default under (i) any Law applicable to Buyer, (ii) the certificate of incorporation or bylaws of Buyer, (iii) any Authorizations or Judgments binding on Buyer or to which any of its assets are subject, or (iv) any Material Contract of Buyer or (B) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (A) of this Section 5.3, except for any matters described in this Section 5.3 that would not reasonably be expected to materially and adversely affect the ability of Buyer to execute, deliver and perform its obligations under this Agreement and the Other Agreements.

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     Section 5.4 Litigation. There are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Buyer, threatened against Buyer or to which any assets of Buyer are subject, except any that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect the ability of Buyer to execute, deliver and perform its obligations under this Agreement or any Other Agreement to which Buyer is a party.
     Section 5.5 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Other Agreements based upon arrangements made by or on behalf of Buyer, except any fees and commissions that will be discharged by Buyer.
     Section 5.6 Purchase as Investment. Buyer is purchasing the Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Shares to any other Person other than an Affiliate of Buyer. Buyer, together with its directors, executive officers and advisors, is familiar with investments of the nature of the Shares, understands that this investment involves certain risks, and believes that it has adequately investigated the Company, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Shares, and is able to bear the economic risks of such investment.
ARTICLE VI
PRE-CLOSING COVENANTS
     Section 6.1 Operation of the Business.
          (a) Except (i) as set forth in the Disclosure Schedules, (ii) as expressly provided in this Agreement (including the pre-Closing transfer of any Excluded Assets to Seller or any Affiliate of Seller (other than the Company)), or (iii) as otherwise consented to in writing in advance by Buyer, such consent not to be unreasonably withheld, conditioned, or delayed, from the Execution Date until the Closing, Seller shall cause the Company to:
               (i) afford to Buyer and its agents, advisors, lenders and representatives reasonable access to the Company’s properties, personnel, documents and books and records and shall furnish such information about the Company, the Business and the Assets as Buyer shall reasonably request, all upon reasonable notice to the Company and in a manner that does not interfere in any material respect with the normal operations of the Business and the Company;
               (ii) operate the Business in the usual and ordinary course consistent with past practice or as otherwise provided in the Disclosure Schedules;
               (iii) use commercially reasonable efforts to preserve substantially intact the Assets, its business organization and relationships with agents, lessors, suppliers, customers and others having material business dealings with the Business;
               (iv) maintain in full force and effect the Policies;

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               (v) comply in all material respects with all Laws applicable to the Company, the Business and the Assets and maintain and comply in all material respects with all Authorizations;
               (vi) maintain the Company’s books and records substantially in accordance with GAAP, consistent with past practice;
               (vii) extinguish and retire in full all Company Indebtedness and secure the release of all Liens related to Company Indebtedness; and
               (viii) promptly notify Buyer of any material emergency or other material change in the Business or the Assets.
          (b) Except (i) as set forth in the Disclosure Schedules, (ii) as expressly provided in this Agreement (including the pre-Closing transfer of any Excluded Assets to Seller or any Affiliate of Seller (other than the Company)), or (iii) as otherwise consented to in writing in advance by Buyer, such consent not to be unreasonably withheld, conditioned, or delayed from the Execution Date until the Closing, Seller shall not, with respect to the Shares or the Company, and shall cause the Company not to:
               (i) (A) offer, sell, issue, transfer, grant, pledge, dispose of, or otherwise encumber the Shares, or authorize the offering, sale, issuance, transfer, grant, pledge or disposition of, any equity securities, (B) split, combine or reclassify any of the Shares, (C) purchase, redeem or otherwise acquire or dispose of any of the Shares, or (D) adopt any amendments to its organizational documents;
               (ii) (A) acquire, whether by merger or consolidation, by purchasing an equity interest or assets, or license or lease, any assets, properties, rights or businesses from any Person or any corporation, partnership, association or other business organization or division thereof, other than acquisitions of inventory, parts, services, supplies and immaterial assets in the ordinary course of business consistent with past practice or as required under any Material Contracts;
               (iii) incur any obligations for borrowed money or purchase money indebtedness (including capital lease obligations in excess of $500,000), whether or not evidenced by a note, bond, debenture or similar instrument, nor enter into any guarantees, except (i) trade debt in the ordinary course of business and (ii) indebtedness to Affiliates of the Company that will be settled prior to Closing;
               (iv) (A) sell, assign, lease, transfer, license, or otherwise dispose of or relocate any Assets, other than sales and other dispositions in the ordinary course of business consistent with past practice, (B) mortgage or pledge any Assets, or create or suffer to exist any Lien (other than a Permitted Lien) thereupon, or (C) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
               (v) destroy any books or records of the Company, Seller or its Affiliate relating to the Business or Assets other than in the ordinary course of business;

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               (vi) except as set forth herein, terminate or materially amend or materially modify any Material Contract, or otherwise waive, release or assign any material rights, claims or benefits of the Company under any Material Contract or enter into any derivative, option, hedge or futures contracts;
               (vii) except as may be required under the terms of existing Company Plan, Company Benefit Obligation or by Law, (A) establish, adopt, enter into, amend, agree to amend or terminate any Company Plan, Company Benefit Obligation or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan or Company Benefit Obligation if it were in existence as of the date of this Agreement in a manner that would create any additional obligation of the Company or Seller, (B) grant, pay or provide to any officer of the Company or other Employee any increase in or enhancement to wages, bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, except for increases in annual rates of base salary or wages payable as a result of normal performance reviews performed in the ordinary course of business consistent with past practice, (C) enter into any employment agreement or other compensatory arrangement for a person to provide services to the Company except in the ordinary course of business consistent with past practice, (D) transfer or relocate management level Employees, or (E) effectuate or announce a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, or operating unit; or
               (viii) offer, propose, agree, resolve or commit to do or take any of the actions prohibited in Section 6.1(b)(i) through (viii).
     Section 6.2 Appropriate Action; Consents; Filings. From the Execution Date until the Closing:
          (a) Subject to Seller’s and Buyer’s additional obligations in clauses (b), (c) and (d) of this Section 6.2, Seller and Buyer shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Other Agreements, and (ii) obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by Buyer, Seller or the Company in connection with the authorization, execution, delivery and performance of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby.
          (b) As promptly as practicable, Seller and Buyer shall make all necessary filings, including filings under the HSR Act, with CFIUS and other filings and registrations referred to in the Disclosure Schedules, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under any Law at or prior to the Closing. Buyer and Seller shall bear the costs and expenses of their respective filings; provided, that Buyer shall pay the filing fee in connection with any such filings. Buyer and Seller shall reasonably cooperate in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Buyer and Seller shall each use all commercially reasonable efforts to

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furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement and the Other Agreements. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use its commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.
          (c) Buyer and Seller shall each give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Governmental Authority in connection with the transactions contemplated hereby, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any claims, actions, suits, proceedings, arbitrations or investigations against, relating to, or involving or otherwise affecting the Company, Buyer or Seller that relate to the consummation of the transactions contemplated hereby, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other party to consummate the transactions contemplated hereby not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such party under this Agreement, or (C) delay or impede the ability of either Buyer or Seller, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.
          (d) Buyer and Seller each agree to cooperate and to use all commercially reasonable efforts to vigorously contest and to resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement or the Other Agreements, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Notwithstanding anything to the contrary in this Agreement, Buyer shall take, or cause to be taken, any and all commercially reasonable actions required by any Governmental Authority as a condition to the granting of any Authorization necessary for the consummation of the transactions contemplated by this Agreement or the Other Agreements, or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action that would otherwise cause any closing condition not to be satisfied; provided, however, that in no event shall Buyer or any of its Affiliates be required, in connection with any demand therefor by any Governmental Authority or otherwise, to agree or commit to (i) divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of any of them (including with respect to the Company after consummation of the transactions contemplated by this Agreement), or (ii) any restrictions or actions that after the Closing Date would limit the freedom of the Company’s businesses, product lines or assets.
          (e) Buyer and Seller shall each timely give or cause to be given all notices to third Persons and use all commercially reasonable efforts to obtain all Third Person Consents (i) set forth on Sections 3.3(a), 5.3(a) and 8.3(c) of the Disclosure Schedules, (ii) required under

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any Material Contract or Seller Contract in connection with the consummation of the transactions contemplated hereby or (iii) otherwise required to prevent a Material Adverse Effect from occurring prior to or after the Closing.
          (f) Buyer shall use commercially reasonable efforts to secure the release of Seller and its Affiliates from liability for any post-Closing obligations of Company under any Authorizations or Material Contracts assigned or transferred from Seller or its Affiliates to Company, and to secure the release of Seller and its Affiliates from any guarantees of the Company’s post-Closing obligations under any Authorizations or Material Contracts to which the Company remains a party after Closing. Buyer’s efforts in this regard shall include, if necessary, providing a bond, letter of credit or other form of payment and/or performance assurance reasonably acceptable to the contract counterparty, except to the extent prohibited under Buyer’s or any of its Affiliates’ existing credit facilities. Buyer acknowledges that Seller and its Affiliates shall have the right to cancel or revoke all guarantees, bonds, letters of credit and similar undertakings provided by them or on their behalf to secure any post-Closing obligations of Company. The provisions of this paragraph shall survive Closing.
     Section 6.3 Breach Notice. If, prior to the Closing Date, Buyer obtains knowledge of a breach of any of Seller’s representations, warranties or covenants contained in this Agreement (other than (i) matters for which Buyer has provided a Title Objection pursuant to Section 6.8, or (ii) pursuant to a supplement delivered by Seller pursuant to Section 6.10), Buyer shall notify Seller in writing of such information (the “Breach Notice”) within three Business Days of such discovery or on the day prior to the Closing Date, whichever is earlier. The Breach Notice shall contain reasonable details regarding the alleged breach and Buyer’s good faith estimate of the potential Losses associated with such breach.
     Section 6.4 Right of Entry.
          (a) Buyer hereby acknowledges that any access to the Refinery and any other Assets of the Company utilized by Buyer or any representative, consultant, lender or other Person acting by or on behalf of Buyer or its lenders (“Diligence Representative”) shall be at the sole risk, cost and expense of Buyer. Buyer shall and shall ensure that each Diligence Representative complies with all safety and similar requirements customarily imposed by the Company on its properties. Before and after the Closing, Buyer shall assume and indemnify, defend and hold harmless the Seller Indemnitees from and against any and all claims for personal injury, death, disease, illness or property damage arising out of Buyer’s or any Diligence Representative’s entry upon or access to the Refinery and any other assets of the Company and all Losses incurred by the Seller Indemnitees with respect to each such claim. Additionally, any inspection or investigation conducted by Buyer or its Diligence Representatives shall be conducted in accordance with Law, including any Environmental Law, applicable Refinery rules and regulations (including those related to health, safety, security and the environment) and in such manner as not to unreasonably interfere with the Refinery or any other Assets of the Company. Buyer shall not be entitled to conduct any invasive testing or environmental assessments or any other sampling (including air sampling) or testing of soil or ground or surface water at, or under, any real property associated with the Refinery or any other Assets of the Company, without the prior written consent of Seller, Buyer being limited to the review of

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Seller’s or its Affiliate’s records or any other publicly available materials or information with regard to these matters.
          (b) Before any Diligence Representative is permitted to engage in any activities within the Refinery, Buyer shall (or shall cause the applicable Diligence Representative to) provide proof or otherwise attest that the following types and minimum amounts of insurance coverage are in effect and cover the activities of such Diligence Representative:

A. [1]	1. Worker’s Compensation	As required by applicable law
	2. Employer’s Liability	$100,000 each accident

B.	Commercial General Liability: (Buyer shall be entitled to self insure up to $5,000,000)	$1,000,000 Combined Single Limit endorsed to cover (i) contractual liability Bodily Injury and Property Damage assumed under this Agreement, (ii) products liability, and (iii) completed operations

C.	Automobile Liability Coverage: endorsed to cover all owned, non-owned and hired vehicles	$1,000,000 Combined Single Limit Bodily Injury and Property Damage Combined

D.	Umbrella Liability in excess of A.2., B. & C. Endorsed to provide a drop-down endorsement in the event underlying limits are exhausted by claims. (Not required for Diligence Representatives whose scope of work is limited to low risk activities distant from Refinery operational areas.)	$10,000,000 Combined Single Limit Bodily Injury and Property Damage Combined
Buyer shall furnish (or cause to be furnished) to Seller a certificate of insurance evidencing that the above minimum coverages are in effect. All policies shall contain a waiver of subrogation clause in favor of the Seller Indemnitees. All policies except A.1 above shall be endorsed to name the Seller Indemnitees as additional insureds. The certificate of insurance shall further specify that all coverages are primary over (and not contributory with or secondary to) any insurance carried by the Seller Indemnitees for their own account. Such insurance shall be endorsed with a standard cross liability clause in favor of the Seller Indemnitees. Such insurance shall cover the actions of all Diligence Representatives. The certificate of insurance shall state

[1]	Not required for individual Diligence Representatives who have no employees.

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that Seller shall be provided not less than thirty (30) days prior written notice of any cancellation or material adverse change with respect to any of the policies.
Notwithstanding anything to the contrary contained in this Agreement, the provisions of this paragraph shall survive the Closing and any cancellation or termination of this Agreement. The insurance required under this paragraph shall operate independent and apart from Buyer’s indemnification obligations under this Agreement.
     Section 6.5 Condition of the Company’s Assets. In consummating the purchase and the sale of the Shares contemplated hereunder, Buyer acknowledges that it will become the owner of the Company and the indirect owner of the Assets, and that, except for the express representations and warranties of Seller and the Company contained in this Agreement, BUYER ACCEPTS SUCH ASSETS IN THEIR AS-IS, WHERE-IS, CONDITION, WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES SELLER HEREBY EXPRESSLY DISCLAIMS), OR RECOURSE.
     Section 6.6 Access to Information; Confidentiality.
     (a) Subject to Section 6.4, during the period prior to the Closing, Seller and the Company shall (i) provide to Buyer and its Diligence Representatives reasonable access during normal business hours, and in a manner that will not unreasonably disrupt the operation of the Business, to Seller’s and the Company’s properties, books, contracts, commitments, personnel and records directly and exclusively related to the Company, the Assets and the operation of Business and (ii) furnish promptly to Buyer, at Buyer’s expense, a copy of such information concerning the business, properties, assets, liabilities, financial condition, operations, results of operations and personnel of the Company as Buyer may from time to time reasonably request; provided, however, that access to and copies of such information may be limited, if necessary, by applicable Laws. Buyer shall hold, and shall cause its employees, representatives, agents and Affiliates to hold, any nonpublic information obtained from Seller or the Company in confidence to the extent required by, and in accordance with the provisions of, the Confidentiality Agreement. Seller shall hold, and shall cause its respective employees, representatives, agents and Affiliates to hold, any nonpublic information obtained from Buyer in confidence to the extent required by, and in accordance with the provisions of, the Confidentiality Agreement.
     (b) Seller agrees that, for a period of two years following the Closing Date, Seller will hold, and will use commercially reasonable efforts to cause their respective employees, accountants, counsel, consultants, advisors, agents and Affiliates to hold, in confidence, unless compelled to disclose by judicial, administrative or other legal process, by other requirements of Law, by rules of an applicable stock exchange or as disclosed in a legal proceeding brought by a party hereto to enforce its rights or in the exercise of its remedies hereunder, all proprietary and confidential documents and information of or concerning Buyer, the Company or the Business or Assets, except to the extent that such information is or becomes generally available

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to the public other than as a direct result of the disclosure of any such information by Seller or its Affiliates after the Closing Date.
     Section 6.7 Notification of Certain Matters. Each of Seller and the Company, on the one hand, and Buyer, on the other hand, shall give prompt written notice to the other of (i) any material notice or other communication from any Governmental Authority in connection with this Agreement or the transactions contemplated hereby, (ii) any Claim commenced or threatened in writing against, relating to or involving or otherwise affecting it, that materially relates to the consummation of the transactions contemplated hereby, and (iii) any change that would reasonably be expected to have a Material Adverse Effect (in the case of the Company), or would reasonably be expected to materially and adversely affect the ability of Seller, the Company or Buyer perform its obligations under this Agreement and the Other Agreements to which it is a party.
     Section 6.8 Title Matters.
          (a) Seller shall endeavor to cause the Title Company to issue, within fifteen (15) days after the Execution Date, commitments (the “Title Commitments”) for one or more Title Policies to be issued by the Title Company with respect to each parcel of Owned Real Property and Leased Real Property together with copies of all instruments identified therein as creating Exceptions. Buyer shall have the right to make objections (“Title Objections”) to any easements, covenants, restrictions, Liens, encumbrances, tenancies and other exceptions identified in the Title Commitments as affecting title to the applicable parcel of Owned Real Property or Leased Real Property (collectively, the “Exceptions”), except for any Exceptions which constitute Permitted Liens, such Title Objections to be made in writing and delivered to Seller and the Title Company within the later of (i) fifteen (15) days following Buyer’s receipt of the Title Commitments or June 15, 2008. Seller shall have the right, but not the obligation, to cure (or cause to be cured, including by way of express title insurance or its equivalent) any Exceptions constituting Title Objections, such cure to be effected not later than ten (10) days following Seller’s receipt of the Title Objections (the “Cure Period”); provided, however, that in the event a mortgage, deed of trust or other similar monetary lien secured by the Owned Real Property or Leased Real Property and placed on the Owned Real Property or Leased Real Property by or at the request of the Company or any Affiliate of the Company (collectively a “Mortgage Lien”) affects all or any portion of the Company’s interest in the Owned Real Property or Leased Real Property, on or before Closing, Seller or the Company shall cause all such Mortgage Liens to be satisfied in a manner which is sufficient to cause them to no longer affect title to the Owned Real Property and Leased Real Property, and the Owned Real Property and Leased Real Property shall be conveyed free and clear of all such Mortgage Liens, and such Mortgage Liens shall in no event constitute, or be deemed to constitute, a Permitted Lien. If Seller elects not to, fails, or is unable for any other reason to cure any Exceptions constituting Title Objections during the Cure Period, Buyer shall have the right, within five (5) Business Days following the expiration of the Cure Period and as Buyer’s sole and exclusive remedy in such event, to either (i) waive in writing its Title Objections with respect to such Exceptions, or (ii) terminate this Agreement by written notice to Seller, in which event Seller shall return the Deposit (together with all interest or earnings thereon) to Buyer within five (5) Business Days of receipt of Buyer’s notice of termination. If Buyer fails to terminate this Agreement in accordance with clause (ii) of the immediately preceding sentence within five (5) Business Days

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of receipt of Seller’s notice described in the immediately preceding sentence, then Buyer shall be deemed to have waived all Title Objections which have not, as of such time, been cured, and all Exceptions forming the basis for such uncured Title Objections shall become Permitted Liens and set forth in Section 1.1(a) of the Disclosure Schedules.
          (b) Each Title Policy shall insure good and marketable fee simple title to the Owned Real Property and valid and enforceable leasehold interests in the Leased Real Property in the Company for an amount determined by Buyer in its sole but reasonable discretion (subject to any limitations imposed on the Title Company by applicable Law and underwriting requirements) and subject to Permitted Liens and the standard printed exceptions in the promulgated Title Policy form; provided, that Buyer may cause the Title Company, at Buyer’s sole cost and expense, to issue any available endorsement or to otherwise limit or cause the removal of such standard printed exceptions. Provided that Seller will not thereby incur any liabilities in excess of those incurred by Seller under this Agreement, Seller agrees to reasonably cooperate with Buyer in executing any documents reasonably requested by the Title Company which may be necessary to issue the Title Policies, including providing any factually true affidavit reasonably requested by the Title Company or Buyer to evidence the payment or satisfaction of any Liens and removal of the standard printed exceptions in the promulgated Title Policy form, to evidence the payment of any Taxes affecting the Owned Real Property or the Leased Real Property, to certify any of the representations set forth in Section 4.3(a), or to evidence the satisfaction of any other matter which Buyer may be required to establish in order to obtain the Title Policy or any endorsement thereto.
          (c) Seller shall not be obligated to provide any new or updated surveys of any of the Real Property Interests; however, Seller agrees to reasonably cooperate with Buyer and its Diligence Representatives prior to Closing to permit Buyer to attempt to procure one or more aerial photographs of the Refinery on which the boundaries of the Owned Real Property and Leased Real Property shall be overlayed together with those easements and other encumbrances reasonably requested by the Buyer which are capable of being located and plotted without setting or specifically locating pins at the Refinery (the “Surveys”) as Buyer deems necessary, all at Buyer’s sole risk, cost and expense. In the event that this transaction does not close, provided that the Company has received a copy of the Surveys, Seller agrees to reimburse Buyer for the cost of the Surveys.
          (d) Within 45 days following the Execution Date, Seller shall prepare and deliver to Buyer a Section 6.8(d) of the Disclosure Schedules which shall set forth to the Knowledge of Seller a list of the pipeline easements, rights of way, servitudes and licenses which the Company or any Affiliate of the Company owns and which serve the Refinery, provided however, Seller makes no representation that the list of the pipeline easements, rights of way, servitudes and licenses will be without gaps or defects based on the lack of a survey.
     Section 6.9 Independent Investigation. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO, BUYER ACKNOWLEDGES AND AGREES THAT: (A) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY SELLER OR ANY OF ITS AFFILIATES, EXPRESS OR

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IMPLIED, AS TO (I) THE COMPANY’S ASSETS, OR (II) THE LIABILITIES, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE PURCHASE OF THE SHARES, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (B) SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY OR ON BEHALF OF SELLER, THE COMPANY OR ANY AFFILIATES OF SELLER, INCLUDING (I) ANY MODELS PROVIDED BY SELLER OR ITS AFFILIATES, WHICH HAVE BEEN PROVIDED FOR ILLUSTRATION PURPOSES ONLY, (II) ANY OTHER INFORMATION PROVIDED IN THE CONFIDENTIAL INFORMATION MEMORANDUM DATED JANUARY, 2008, AS SUPPLEMENTED TO THE DATE OF THIS AGREEMENT, (III) ANY CORRESPONDENCE FROM SELLER OR JP MORGAN OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES, (IV) ANY PRESENTATION BY THE MANAGEMENT OF SELLER OR ITS AFFILIATES, AND (V) ANY INFORMATION MADE AVAILABLE TO BUYER, OR STATEMENTS MADE TO BUYER, DURING SITE OR OFFICE VISITS, IN ANY DATA ROOM OR MANAGEMENT PRESENTATION; (C) NEITHER SELLER NOR ANY AFFILIATE, AGENT, OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE COMPANY’S ASSETS; AND (D) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER OR FROM ANY PORTION OF THE REFINERY OR THE COMPANY’S OTHER ASSETS, COMPLIANCE WITH APPLICABLE STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS RELATING TO LEASING, ZONING, SUBDIVISION, PLANNING, LAND USE, BUILDING, FIRE, SAFETY, HEALTH OR ENVIRONMENTAL MATTERS, COMPLIANCE WITH COVENANTS, CONDITIONS AND RESTRICTIONS (WHETHER OR NOT OF RECORD), OTHER INTERNATIONAL, NATIONAL, REGIONAL, FEDERAL, STATE, PROVINCIAL OR LOCAL REQUIREMENTS OR OTHER STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS OR REQUIREMENTS, INCLUDING ENVIRONMENTAL HEALTH AND SAFETY LAWS AND PERMITS.
WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY THIRD PARTY BENEFICIARY RIGHTS OR OTHER RIGHTS WHICH BUYER MIGHT CLAIM UNDER ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR SELLER OR ANY OF ITS AFFILIATES OTHER THAN

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COMPANY (SHOULD THE CLOSING OCCUR), EVEN IF THE SAME WERE MADE AVAILABLE FOR REVIEW BY BUYER OR ITS AGENTS, REPRESENTATIVES OR CONSULTANTS.
BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER SHALL INDEMNIFY AND HOLD THE SELLER INDEMNITEES HARMLESS AGAINST ALL CLAIMS AND LOSSES CAUSED BY BUYER’S CLAIMING OR ATTEMPTING TO EXERCISE ANY RIGHTS (WHETHER AS A THIRD PARTY BENEFICIARY OR OTHERWISE) UNDER, ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR SELLER OR ANY OF ITS AFFILIATES.
WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NONE OF THE DOCUMENTS, INFORMATION OR OTHER MATERIALS PROVIDED TO BUYER AT ANY TIME OR IN ANY FORMAT BY SELLER OR ANY OF ITS AFFILIATES CONSTITUTE LEGAL ADVICE, AND BUYER (i) WAIVES ALL RIGHTS TO ASSERT THAT IT RECEIVED ANY LEGAL ADVICE FROM SELLER, ANY OF SELLER’S AFFILIATES, OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS, REPRESENTATIVES OR COUNSEL, OR THAT IT HAD ANY SORT OF ATTORNEY-CLIENT RELATIONSHIP WITH ANY OF SUCH PERSONS, AND (ii) AGREES TO INDEMNIFY AND HOLD HARMLESS THE SELLER INDEMNITEES AGAINST ANY SUCH ASSERTION MADE BY OR ON BEHALF OF ANY OF BUYER’S AFFILIATES.
     Section 6.10 Supplement to Disclosure Schedules. Seller may from time to time prior to the Closing, by written notice to Buyer, supplement or amend the Disclosure Schedules to correct any matter that would constitute a breach of any representation or warranty of Seller in Article III or Article IV. For purposes of determining whether Buyer’s conditions set forth in Section 8.3 have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any supplement or amendment thereto. If Closing occurs, then any matters disclosed to Buyer pursuant to any supplement or amendment after the Execution Date and prior to the Closing shall be deemed to be waived by Buyer, and Buyer shall not be entitled to make a claim thereon under this Agreement (including pursuant to Article XI) or otherwise. If, however, Buyer is obligated to close and the Closing shall occur, then any matter disclosed to Buyer pursuant to any supplement or amendment provided by Seller after the Execution Date and prior to the Closing shall not be deemed to be waived by Buyer, and Buyer shall be entitled to make a Claim thereon under this Agreement (including pursuant to ARTICLE XI) or otherwise. Further, if Buyer obtains Knowledge of any matter hereunder prior to the Closing and the Closing shall occur, any waiver or non-waiver of any related Claim will be handled in the same manner as such matters are handled with respect to any supplement or amendment to Seller Disclosure Schedule (e.g., they will be waived only if Buyer is not obligated (but elects) to close).
     6.11 Finalization of Certain Other Agreements. From the Execution Date, Seller and Buyer shall negotiate diligently and in a commercially reasonable manner in order to agree, prior to Closing, upon final versions of (i) Exhibit A to the Transition Services Agreement, (ii) the schedules to the Offtake Agreement, (iii) Part II of the Feedstock and Product Inventory Sales

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     Agreement, and (iv) the Crude Supply Agreement. Seller and Buyer agree that such final versions shall be substantially consistent with the versions attached hereto.
     6.12 Finalization of Lender Document. Seller agrees to cooperate with Buyer and Buyer’s lenders in a commercially reasonable manner to finalize a form of agreement among Seller and such lenders in substantially the form set forth in Section 6.12 of the Disclosure Schedules, it being understood that Seller shall not be required to agree to any deviations from such form other than those necessary to correctly describe the lender parties, the loan transactions and any other factual matters recited therein.
     6.13 Recordation of Environmental Agreement. Prior to Closing Seller shall prepare and record a memorandum of the Environmental Agreement (or such other instrument as may be necessary and appropriate based upon the advice of Seller’s Louisiana counsel) (the “Environmental Agreement Declaration”) in the appropriate public records of St. Landry Parish, Louisiana, the sole purposes of which shall be to (i) provide public notice of the existence of the Environmental Agreement, and (ii) make the Environmental Agreement a covenant running with the title to the Owned Real Property, such that all obligations of the Company thereunder become binding upon all owners of the Owned Real Property and other persons having any interest therein and enforceable by Valero and its successors ands assigns. Seller agrees to provide a copy of the Environmental Agreement Declaration to Buyer for Buyer’s review prior to recording and to cooperate with Buyer to incorporate any changes reasonably requested by Buyer prior to recording, but if Seller and Buyer are unable to agree on any changes, Seller shall nevertheless have the right to record the Environmental Agreement Declaration prior to Closing so long as the version recorded has no other purposes and effects no other changes to the Environmental Agreement other than those set forth in clauses (i) and (ii) of the first sentence of this Section 6.13.
ARTICLE VII
POST-CLOSING COVENANTS; TAX AND EMPLOYEE MATTERS
     Section 7.1 Retention of Employees.
          (a) Continued Employment.
               (i) Buyer shall cause the Company to continue to employ each Employee (excluding Long-Term Inactive Employees, except as set forth in Section 7.1(a)(iii)), subject to the severance provisions in Section 7.7.
               (ii) Seller shall assume or retain responsibility and liability, if any, for all Long-Term Inactive Employees, except to the extent that any Long-Term Inactive Employee becomes re-employed by the Company under Section 7.1(a)(iii), and Buyer shall assume and retain responsibility and liability, if any, for any Short-Term Inactive Employees, except to the extent the Seller may be responsible for providing long-term disability benefits with respect to the disability of any Post-Closing Employee in any case in which the onset of the disability occurred on or prior to the Closing. Any such Short-Term Employee who then becomes eligible for long-term disability benefits provided by Seller as contemplated in the foregoing sentence shall in no event be considered an Employee of the Seller after Closing and shall not otherwise

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be eligible for any other benefits offered to eligible employees of Seller after the Closing. Moreover, such individual shall not be considered a Long-Term Inactive Employee as defined herein.
               (iii) Long-Term Inactive Employees. Buyer shall cause the Company to re-employ each Long-Term Inactive Employee on the date such employee is able to return to work, provided such return to work is within twelve (12) months of the initial date of disability. Notwithstanding any provision herein to the contrary, upon re-employment, each such employee shall be considered a Post-Closing Employee for all purposes herein and shall no longer be considered a Long-Term Inactive Employee.
               (iv) The provisions of this Section 7.1(a) do not create any new or additional right or expectation of continued employment for Employees.
          (b) Employment Data. Seller shall, as soon as practicable after the Execution Date, provide Buyer with such employment data with respect to the Employees as Buyer may reasonably request, including the name, title, date of hire, social security number, employment history (including years of service), and current salary, bonus and incentive opportunity, accrued and used vacation, sick or short-term disability pay, exempt or non-exempt status, and the job grade of each Employee.
          (c) Orderly Transition. Each Employee who continues employment with the Company after the Closing as described above is referred to herein as a “Post-Closing Employee”.
          (d) Employment Terms Assurances. Buyer shall cause benefits to be provided to the Post-Closing Employees (as a group) for a period of at least 12 months beginning on the Closing Date (unless earlier terminated for cause) pursuant to employee benefit plans maintained or to be established by Buyer or an Affiliate of Buyer as of the Closing Date or as of the expiration of the transition period as contemplated under the Transition Services Agreement, as applicable (“Buyer’s Plans”). The terms of the Buyer’s Plans, as well as the compensation terms applicable to such Post-Closing Employees (as a group), shall be, in the aggregate, reasonably comparable to those offered by the Company, Seller or Seller’s Affiliates, as applicable, to such Post-Closing Employees prior to the Closing Date.
          (e) Retention Bonuses. In connection with Seller’s sale of the Shares to Buyer, Seller has agreed to make retention bonus payments to certain Employees who are eligible on the scheduled payment dates. Section 7.1(e) of the Disclosure Schedules sets forth (A) a list of the Employees who will be eligible for retention bonuses if they are still employed on the Closing Date, (B) the requirements such Employees must meet in order to maintain eligibility, (C) bonus payment amounts (expressed as a percentage of salary) and (D) a payment schedule for bonus payment installments. As more particularly set forth in the schedule, retention bonus payments will be made to eligible Employees who continue employment with the Company on an uninterrupted basis for the applicable time periods.

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               (i) The retention bonuses will be paid to eligible Employees on the following schedule: (a) 50% upon Closing and (b) 50% on the 6-month anniversary of the Closing.
               (ii) Seller shall make the first payment of 50% of the retention bonuses to eligible Employees who qualify upon Closing. Buyer shall make, or cause the Company to make, the remaining payment to eligible Employees who qualify on the applicable payment date. Seller shall reimburse Buyer (or the Company, if requested by Buyer) for such payments to such Employees in accordance with the provisions set forth below.
               (iii) With respect to the post-Closing retention bonus payments, Seller shall:
(1) provide Buyer (or the Company) with a list of the eligible Employees with their name, social security number, normal base salary in effect on the Closing Date, and the amount of the remaining payment of such retention bonuses;
(2) subject to Buyer (or the Company) providing Seller an estimate of the retention bonus payment expected to come due at least 15 days prior to the date such payment is due, provide advance funding to Buyer (or the Company, as requested by Buyer) for the estimated payments no later than one day prior to disbursement by Buyer (or the Company) to the eligible Employees; and
(3) reimburse Buyer (or the Company, as requested by Buyer) for the employer’s portion of the FICA taxes applicable to the remaining installment payment.
               (iv) Buyer shall (or shall cause the Company to):
(1) provide Seller with an estimate of the second installment payment due to eligible Employees no later than 15 days prior to the date such payment is due;
(2) provide Seller with a reconciliation of the total estimated installment payment and the actual installment payment, including detailed documentation of such actual payments;
(3) remit to Seller, within 15 days after the date the second installment payment is due, any advance funding received from Seller in excess of actual payments, or invoice Seller for any amounts due to Buyer (or the Company, as requested by Buyer) within 15 days after such amounts are due; and

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(4) provide the following notation on statements provided to eligible Employees with the second installment payment: “Retention installment is funded by Valero.”
     Section 7.2 Service Recognition for Post-Closing Employees. Except as provided in this Section 7.2, Buyer shall ensure that all of Buyer’s Plans in which the Post-Closing Employees participate after the Closing recognize the years of service with the Company and/or its Affiliates and predecessor employers prior to the Closing of any such Post-Closing Employees (such past service as reflected in the employment data furnished to Buyer pursuant to Section 7.1) for eligibility and vesting purposes to the same extent as such Post-Closing Employee was entitled, before the Closing, to credit for such service under any similar Seller’s Plans, but Buyer shall have no obligation to recognize such years of service for benefit accrual purposes.
     Section 7.3 Pension Plan Coverage.
          (a) On and after the Closing, Post-Closing Employees shall become participants in a tax-qualified pension plan maintained or to be established by Buyer or an Affiliate of Buyer as of the Closing Date (“Buyer’s Pension”) with full credit for eligibility and vesting purposes (but not for benefit accrual) for service with the Company and/or its Affiliates and predecessor employers prior to the Closing as provided for in Section 7.2. As of the Closing Date, Post-Closing Employees who are participants in the Valero Energy Corporation Pension Plan (“Seller’s Pension Plan”) shall be fully vested in their accrued benefits under Seller’s Pension Plan.
          (b) Buyer shall permit each Post-Closing Employee to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her eligible rollover distributions under the Valero Energy Corporation Thrift Plan (“Seller’s Savings Plan”) to a tax-qualified deferred contribution plan maintained or to be established by Buyer or an Affiliate of Buyer as of the Closing Date (the “Buyer’s Savings Plan”). Any such rollovers shall be made to the Buyer’s Savings Plan in cash or plan loans. Seller represents, covenants and agrees with respect to the Seller’s Savings Plan, and Buyer represents, covenants and agrees with respect to the Buyer’s Savings Plan, that, as of each date of a rollover described in this paragraph, such plan (i) is intended to satisfy the requirements of Section 401(a) and (k) of the Code and (ii) will have received, or an application will be timely filed for, a favorable determination letter from the Internal Revenue Service regarding such qualified status. Buyer will have no obligation with respect to amounts attributable to Seller’s Savings Plan other than acceptance of the rollovers requested by Post-Closing Employees. Seller shall take (or shall cause its Affiliates to take) any action required to ensure that Post-Closing Employees who are participants in the Seller’s Savings Plan shall be fully vested in their accounts in the Seller’s Savings Plan.
     Section 7.4 Welfare Plan Coverage.
          (a) With respect to each Post-Closing Employee who elects to participate in Buyer’s Welfare Plans following the transition period as contemplated under the Transition Services Agreement, Buyer shall, to the extent allowed under Buyer’s Welfare Plans, waive any

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pre-existing condition exclusions to coverage, any evidence of insurability provisions, any active at work requirement and any waiting period or service requirements that did not exist or had been waived or otherwise satisfied under Seller’s Welfare Plans, provided the Post-Closing Employee enrolls within a reasonable period of time after first becoming eligible to enroll.
          (b) Post-Closing Employees shall be eligible to continue to participate in Seller’s flexible spending plan (“Seller’s FSP”) following the Closing as contemplated under the Transition Services Agreement. Thereafter, Buyer shall establish a flexible spending plan or allow Post-Closing Employees to participate in an existing flexible spending plan (“Buyer’s FSP”) and Buyer and Seller agree to determine appropriate transition strategy for outstanding balances held by Post-Closing Employees under Seller’s FSP and the reimbursement of claims thereunder to the extent necessary.
     Section 7.5 Post-Retirement Welfare Benefits. Seller and its Affiliates shall be responsible for all post-retirement medical, dental and life insurance (“Retiree Welfare Benefit”) coverage for any Employees or eligible former employees who do not become Post-Closing Employees.
     Section 7.6 Other Benefits.
          (a) Buyer shall cause the Company to honor the Post-Closing Employees accrued vacation entitlement, except for any carry over or banked amount. Promptly following the Closing Date, Seller shall pay Post-Closing Employees for vacation the Post-Closing Employees have carried over or banked from prior years up to and including the Closing Date. At the beginning of the calendar year next succeeding the Closing Date (i.e., calendar 2009), Post-Closing Employees shall be covered by Buyer’s vacation schedule going forward but with recognition of past service to determine vacation entitlement levels. Within 30 days after the Closing, Seller will provide to Buyer a list of the accrued vacation entitlement for the Post-Closing Employees. Within 30 days after the Closing Date, year 2008 earned and accrued vacation liabilities of Post-Closing Employees will be calculated as follows: the days during 2008 that Seller owned the Shares will be calculated, as will the number of days Buyer will own the Shares. Fractions will be calculated in which the numerators will be the number of days during 2008 that Seller owned the Shares, and the number of days during 2008 that Buyer will own the Shares, respectively, and the denominators will be the number of days in year 2008. These fractions will be multiplied by the number of eligibility hours of vacation entitlement (not including carried over or banked vacation) for Post-Closing Employees on the Closing Date, whether already taken or not. The resulting calculation will yield the number of hours of vacation attributable to the account of both Buyer and Seller. To the extent the total actual remaining vacation entitlement (not including carried over or banked vacation hours) to be taken in 2008 by Post-Closing Employees is greater than the total number of vacation hours attributable to Buyer, Seller will pay Buyer the dollar amount of the difference as an adjustment to Net Working Capital. To the extent that the total actual remaining vacation entitlement (not including carried over or banked vacation hours) to be taken in 2008 by Post-Closing Employees is less than the total number of vacation hours attributable to Buyer, Buyer will pay Seller the dollar amount of the difference as an adjustment to Net Working Capital. This dollar amount will be calculated by multiplying the total number of vacation hours (by which the total actual remaining vacation entitlement less carried over or banked vacation hours to be taken in 2008 exceeds (or is less

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than) the total number of vacation hours attributable to Buyer or Seller in 2008) by the average hourly rate (based on an individual-by-individual rate analysis) or the average staff employee rate (based on an individual-by-individual rate analysis).
          (b) Seller agrees to (or shall cause its Affiliates to agree to) (i) fully vest any stock options and shares of restricted stock granted to Post-Closing Employees who would otherwise forfeit those awards as a result of this transaction under the Valero Energy Corporation 2003 Employee Stock Incentive Plan and the 1997 Stock Option Plan, and (ii) permit all such options to be exercised for one year following the Closing Date, except to the extent the option expires earlier.
          (c) Seller agrees to pay (or cause its Affiliates to pay) to eligible Post-Closing Employees at the time of Closing a pro rata portion of any bonuses payable for 2008 based on the number of days prior to the Closing that the Post-Closing Employees were covered under Valero’s bonus plan, such payments to be based on targeted bonus amounts for such employees under Valero’s bonus plan.
          (d) Buyer agrees to reimburse Post-Closing Employees for tuition payments incurred by such Employees after the Closing for courses that began before the Closing, but only if such courses qualified for reimbursement under Seller’s Educational Assistance plan.
     Section 7.7 Liabilities and Indemnities.
          (a) Post-Closing Severance. Until the first anniversary of the Closing Date, Buyer shall provide severance in accordance with Section 7.7(a) of the Disclosure Schedules for Post-Closing Employees terminated by the Company or any of its Affiliates (other than terminations for cause). Buyer and the Company shall be responsible for, and Buyer shall indemnify the Seller Indemnitees from and against all Losses arising out of the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), with respect to Post-Closing Employees after the Closing. However, Seller shall be responsible for, and shall indemnify the Buyer Indemnitees from and against all Losses arising out of the notification or other requirements of the WARN Act with respect to Employees who do not become Post-Closing Employees, whether or not the termination occurs prior to, on, or after the Closing.
          (b) Workers’ Compensation. Seller shall be responsible for workers’ compensation claims with respect to any Post-Closing Employee if the incident or alleged incident giving rise to the claim occurred at or prior to the Closing. Buyer and the Company shall be responsible for any workers’ compensation claims with respect to any Post-Closing Employee if the incident or alleged incident giving rise to the claim occurs after the Closing. In the event of doubt as to the date of the occurrence of the incident or alleged incident, Buyer shall process the claim. With respect to all workers’ compensation or similar claims (hereinafter “Compensation Claims”) filed with an appropriate agency by or on behalf of any Post-Closing Employee (such employees are, for purposes of this paragraph, hereinafter collectively referred to as “Claiming Employee”), or by the spouse, dependent(s) or personal representative of such Claiming Employee which is first filed after the Closing, (i) Seller shall process, defend and be responsible for, and shall indemnify the Buyer Indemnitees from and against any such

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Compensation Claim if the incident or alleged incident giving rise to the claim is alleged to have occurred on or prior to the Closing, (ii) Buyer shall process, defend and be responsible for, and shall indemnify the Seller Indemnitees from and against any such Compensation Claim if the incident or alleged incident giving rise to the claim is alleged to have occurred subsequent to the Closing, and (iii) in the event any such Compensation Claim is filed after the Closing and the incident or alleged incident giving rise to the claim is alleged to have occurred both prior and subsequent to the Closing, Buyer shall, in consultation with Seller and taking into account Seller’s reasonable suggestions, process such claim (and Seller shall reimburse Buyer for its allocable portion of the reasonable cost of defense), and the liability for such claim as between the parties shall be based upon the length of exposure to such incident or alleged incident while employed by the Company before and after the Closing. Thus, as between the parties, the proportionate share of liability shall equal a fraction the denominator of which shall be the Claiming Employee’s total length of exposure to such incident or alleged incident, and the numerator of which shall be in the case of Buyer, the Claiming Employee’s total length of exposure while employed after the Closing, and in the case of Seller, the Claiming Employee’s total length of exposure while employed prior to the Closing.
     Section 7.8 No Third Party Beneficiaries. No provision of Section 7.1 through Section 7.7 shall create any third-party beneficiary rights in any Person, including any employee or former employee (and any beneficiaries, dependents or representatives thereof) of the Company, Seller or Buyer or any of their respective Affiliates, and no provision of Section 7.1 through Section 7.7 shall create such third-party beneficiary rights in any Person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement of Buyer or its Affiliates, and nothing herein shall be construed an amendment to any employee benefit plan or arrangement.
     Section 7.9 Insurance.
          (a) Seller and Buyer acknowledge that Seller participates in a program of property and liability insurance coverage for itself and its Affiliates. This program has been designed to achieve a coordinated risk-management package for Seller and all of its Affiliates. The program consists of various types of policies including: (a) policies issued to Seller or its predecessors; (b) policies issued directly to Affiliates by one of Seller’s wholly-owned insurance companies (“Seller Captive Insurers”); and (c) policies issued to Affiliates by one of the Seller Captive Insurers that may or may not be reinsured by third party insurers; and (d) policies issued under a fronting arrangement policy (or its equivalent) by third party insurers that may or may not be reinsured (including through a guarantee, indemnity, letter of credit or similar undertaking) by Valero or its Affiliates. All of the insurance policies through which the program of coverage is presently or has previously been provided by or to Seller, its predecessors or Affiliates (including the Company) are herein referred to collectively as the “Seller Policies.” It is understood and agreed by Buyer that from and after the Closing:
               (i) No insurance coverage shall be provided under the Seller Policies to Buyer or the Company;
               (ii) Any and all policies insured or reinsured by any of the Seller Captive Insurers which, but for this provision, would have insured the Refinery shall be deemed

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terminated, commuted and cancelled ab initio as to the Refinery, the Business, Buyer and its Affiliates (including the Company), but without prejudice to Seller’s and its Affiliates’ rights thereunder; and
               (iii) No claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Buyer or the Company against or with respect to any of the Seller Policies, regardless of their date of issuance.
          (b) Buyer shall procure, pay for and maintain in effect its own policies of insurance with respect to the Business and the Refinery and shall indemnify and defend Seller and its Affiliates against, and shall hold them harmless from, any Losses arising out of claims made after the Closing against any of the Seller Policies by the Company, Buyer, any Affiliate of Buyer or any Person claiming to be subrogated to Buyer’s or any of its Affiliates’ rights. Such indemnity shall cover, without limitation, any claim by an insurer for reinsurance, retrospective premium payments, prospective premium increases or any other restitution or funding requirements attributable to any such claim or policy requirements.
          (c) Notwithstanding the foregoing provisions of this Section 7.9, prior to Closing, Seller shall procure, at Seller’s expense, a Pollution Legal Liability Policy, similar to the AIG Environmental Specimen Policy set forth in Section 7.9 of the Disclosure Schedules, naming Company and Buyer as the named insureds and providing $25 million in coverage, subject to a $1 million self-insured retention (assumed by Company and Buyer), with a policy period of 10 years. Coverage grants that will be procured will be similar to the following coverages on the specimen policy, “Coverage A — On-site Clean-up of Pre-Existing Conditions”, “Coverage C — Third-Party Claims for On-site Bodily Injury and Property Damage”, “Coverage D — Third-Party Claims for Off-site Clean-up Resulting from Pre-Existing Conditions”, and “Coverage F — Third-Party Claims for Off-site Bodily Injury and Property Damage”. Company and Buyer shall waive all rights of subrogation against Seller and its Affiliates under such policy, and such policy shall not constitute one of the Seller Policies.
     Section 7.10 Specified Litigation. With respect to any Retained Litigation the outcome of which would reasonably be expected to materially and adversely affect the Company, the Business, the Assets or Buyer (“Specified Litigation”), Seller will respond in good faith to Buyer’s reasonable requests for information or consultation with respect thereto. Seller will not consent to the entry of any judgment or enter into any settlement with respect to any Specified Litigation without the prior written consent of Buyer (not to be unreasonably withheld) if the judgment or proposed settlement would reasonably be expected to materially and adversely affect the Company or Buyer; provided, however, that Seller may consent to the entry of any judgment or enter into any settlement with respect to any Specified Litigation without Buyer’s consent if the sole relief provided in any such entry of judgment or settlement is monetary damages that are paid in full by Seller. Buyer will respond in good faith to Seller’s reasonable requests for information and consultation with respect to Retained Litigation, and Buyer will cause the Company to promptly join in the execution of any settlement agreements or similar documentation related to Retained Litigation reasonably requested by Seller, on the condition that such execution will not result in a waiver by Buyer of any of Seller’s indemnification obligations under Section 11.2 of this Agreement.

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     Section 7.11 Tax Matters.
          (a) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes (other than property taxes) of the Company for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the closing of business on the Closing Date, and the amount of property taxes of the Company for the portion of the Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such tax for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period. Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to the Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.
          (b) For all taxable periods that end on or before the Closing Date, Seller shall prepare and file separate state and local Tax Returns for the Company in jurisdictions requiring separate reporting from the Company and shall cause the income (loss) of the Company to be included in such Tax Returns in accordance with the relevant Tax Law, and Seller or Seller’s Affiliate shall cause the income (loss) of the Company to be included in the consolidated federal income Tax Return or combined or consolidated state and local Tax Returns in which it is a member in accordance with the relevant Tax Law. All such Tax Returns shall be prepared at the expense of Seller and filed in a manner consistent with prior practice, except as required by a change in Tax Law or the interpretation of substantial authority previously relied upon by Seller. Buyer shall cause the Company to file all other separate Tax Returns, or shall include the Company in its combined or consolidated income Tax Returns, and shall include the income (loss) of the Company in such Tax Returns attributable to the remaining time in the Straddle Period following the Pre-Closing Tax Period, in accordance with the relevant Tax Law.
          (c) Seller shall assume and be liable for, and shall pay to the relevant Taxing Authority when due, and shall indemnify and hold harmless the Buyer Indemnitees from and against, all Taxes of the Company to the extent relating to any Pre-Closing Tax Period and all Taxes of any member of a Relevant Group or any other Tax of a person other than the Company for which the Company is liable for Pre-Closing Tax Periods, by agreement or otherwise; provided that, as a convenience to Seller, if the Company is required under the relevant Tax Law to pay such Taxes directly to the relevant Taxing Authority, Seller shall pay an amount equal to such Taxes directly to the Company not less than 10 days before such Taxes are due, and Buyer shall cause the Company to pay such Taxes on a timely basis. Notwithstanding the foregoing, (A) any estimated property taxes with respect to the Assets or the Company with respect to the portion of the Straddle Period relating to the Pre-Closing Tax Period shall be included in Current Liabilities and reflected in the calculation of Net Working Capital, and Buyer shall cause the Company to pay, and shall be liable and responsible for the payment of, such property taxes to the relevant Taxing Authority, (B) if the actual amount of such property taxes for the period identified in (A) above is determined to be greater than the amount included in Current Liabilities and reflected in the calculation of Net Working Capital, Seller shall be liable and responsible for the amount of such deficiency, and (C) if the actual amount of such property

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taxes is determined to be less than the amount included in Current Liabilities and reflected in the calculation of Net Working Capital, Buyer shall be liable and responsible for causing the Company to return to Seller the amount of such excess. Buyer shall be liable for, and shall indemnify and hold harmless the Seller Indemnitees from and against, any Taxes imposed on or incurred by the Company or any of its Affiliates attributable to any taxable period beginning after the Closing Date, and the portion, determined as described in Section 7.11(a), of the Straddle Period beginning after the Closing Date.
          (d) Each of Buyer, on the one hand, and Seller, on the other hand (the “Tax Indemnified Person”), shall notify the chief tax officer (or other appropriate person) of Seller or Buyer, as the case may be (the “Tax Indemnifying Person”), in writing within ten (10) days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings (a “Tax Audit”) which are likely to affect the liability for Taxes of such other party and shall thereafter keep the Tax Indemnified Person reasonably informed about the progress of such Tax Audit and consult in good faith with such person concerning strategic decisions with respect to such Tax Audit to the extent such decisions could affect such person. If the Tax Indemnified Person fails to give such timely notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent such failure to give timely notice adversely affects the other party’s right to participate in the Tax Audit.
     If such Tax Audit relates to any taxable period, or portion thereof, ending on or before the Closing Date or for any Taxes for which only Seller would be liable to indemnify Buyer under this Agreement, Seller shall have the option, at its expense, to control the defense and settlement of such Tax Audit. If such Tax Audit relates to any taxable period, or portion thereof, beginning after the Closing Date or for any Taxes for which only Buyer would be liable under this Agreement, Buyer shall, at its expense, control the defense and settlement of such Tax Audit to the extent that such Tax Audit relates to Taxes for which Buyer or the Company is liable.
     If such Tax Audit relates to Taxes for which both Seller and Buyer could be liable under this Agreement, to the extent practicable, such Tax items will be distinguished and each party will have the option to control the defense and settlement of those Taxes for which it is so liable. If such Tax Audit relates to a taxable period, or portion thereof, beginning on or before and ending after the Closing Date and any Tax item cannot be identified as being a liability of only one party or cannot be separated from a Tax item for which the other party is liable, Seller, at its expense, shall have the option to control the defense and settlement of the Tax Audit, provided that such party defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of both Buyer and Seller, not to be unreasonably withheld.
     Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit (not to be unreasonably withheld) to the extent that such settlement would have an adverse effect with respect to a period for which that party is liable for Taxes, under this Agreement or otherwise.

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          (e) Buyer shall not and shall not permit its Affiliates or Subsidiaries, including the Company, to take any action on or after the Closing Date which could increase any Seller’s liability for Taxes (including any liability of Seller to indemnify Buyer for Taxes under this Agreement) provided, however, that this Section 7.11(e) shall not apply to any such action to which Seller has consented in writing (which consent may be withheld in the sole discretion of Seller), or with respect to which Buyer and Seller determine jointly (after consultation in good faith) such action to be required by Law.
          (f) Buyer agrees to pay to Seller any refund received (whether by payment, credit, offset or otherwise, and together with any interest thereon) after the Closing by Buyer or its Affiliates or Subsidiaries, including the Company, in respect of any Taxes for which Seller is liable or required to indemnify Buyer. Buyer shall cooperate with Seller and Seller’s Affiliates, at Seller’s expense, in order to take all necessary steps to claim any such refund. Any such refund received by Buyer or its Affiliates or Subsidiaries or the Company shall be paid to Seller within thirty (30) days after such refund is received. Buyer agrees to notify Seller within ten (10) days following the discovery of a right to claim any such refund and upon receipt of any such refund. Buyer agrees to claim any such refund as soon as possible after the discovery of a right to claim a refund and to furnish to Seller, at Seller’s expense, all information, records and assistance reasonably necessary to verify the amount of the refund or overpayment.
          (g) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller agrees, and Buyer agrees to cause the Company (A) to retain all books and records with respect to Tax matters pertaining to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, on receipt of such notice, if the other party so requests, Seller shall, or Buyer shall cause the Company to, allow the other party to take possession of such books and records. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Buyer and Seller further agree upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations thereunder.
          (h) All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

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          (i) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the sale of the Shares and the transactions contemplated by the Feedstock and Product Inventory Sales Agreement shall be paid by Buyer when due, and Buyer will file all necessary Tax Returns and other documents with respect to all such Taxes, fees and charges, and, if required by Law, Seller will join in the execution of any such Tax Returns and other documentation.
          (j) Buyer shall make, and Seller shall join Buyer in making, an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively, a “338(h)(10) Election”) with respect to the purchase and sale of the Shares hereunder. Buyer shall take (or cause to be taken) all necessary and appropriate actions to effect and preserve a timely 338(h)(10) Election. Buyer shall be responsible for the preparation and filing of all forms and documentation required in connection with the 338(h)(10) Election and shall provide Seller with a draft Form 8023 (or other like form) for review and execution a reasonable time before the deadline for filing such form. Seller agrees to execute and timely deliver to Buyer any such properly completed forms for filing by Buyer. The parties hereto shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by Buyer or Seller in order to timely file the 338(h)(10) Election.
          (k) The parties shall reasonably cooperate in allocating the Purchase Price and the liabilities of the Company (plus other relevant items or consideration properly includible in the deemed sales price for Tax purposes) to the assets of the Company for all purposes (including Tax and, to the extent possible under GAAP, financial accounting purposes) immediately following completion of the Net Working Capital Payment as reasonably determined by the parties based upon the methodology specified in the Code (including Section 338 and Section 1060 of the Code and Treasury Regulations) for purposes of the Section 338(h)(10) Election and any valuations Buyer may obtain from a third party, upon which the parties wish to rely. Buyer shall make the initial allocation described in this Section 7.11(k) and supply Seller with such allocation, and any documentation underlying such allocation if requested by Seller. Buyer shall prepare Form 8883 (and any form similar to such form under state or local law) for potential inclusion with the federal income (or state or local) Tax Return of the Company (or the consolidated or combined Tax Returns of which the Company, Buyer and Seller are members). Buyer, the Company and Seller, if Seller agrees with the allocation, shall file all Tax Returns and information reports in a manner consistent with such allocation and shall not take any position or action inconsistent therewith upon examination of any Tax Return; provided, however, that if, in any audit of any Tax Return of Seller, the Company or Buyer by a taxing authority, the fair market values are finally determined to be different from the Form 8883, as adjusted, Buyer, the Company and Seller may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit.
          (l) Buyer and Seller agree that indemnification payments made under this Agreement, including any payment under this Section 7.11, shall be treated as Purchase Price adjustments for Tax purposes. In the event of a conflict between the provisions of this Section 7.11 and any other provision of this Agreement, this Section 7.11 shall control.

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     Section 7.12 No Solicitation.
          (a) To the extent not prohibited by Law, for a period of 12 months after the Closing, Buyer shall not, and shall not permit any of its Affiliates to, hire, employ or engage, or seek to hire, employ or engage, any employee of Seller or any of its Affiliates without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller; provided, that the provisions of this Section 7.12(a) shall not apply to general solicitations not specifically targeted towards such employees, nor shall they apply to Post-Closing Employees.
          (b) To the extent not prohibited by Law, for a period of 12 months after the Closing, Seller shall not, and shall not permit any of its Affiliates to, hire, employ or engage, or seek to hire, employ or engage, any employee of Buyer or any of its Affiliates, including the Post-Closing Employees, without the prior written consent of Buyer, which consent may be withheld in the sole discretion of Buyer; provided, that the provisions of this Section 7.12(b) shall not apply to general solicitations not specifically targeted towards such employees.
     Section 7.13 Rail Cars.
          (a) Seller agrees to transfer or cause its Affiliates to transfer 20 pressure tank railcars (used for LPG transport) to the Company. This represents the approximate number of such railcars currently used in connection with the normal operation of the Assets and the Business. These railcars are leased by Affiliates of the Company pursuant to various rail car leases and agreements with respect thereto (“Rail Car Agreements”).
          (b) Beginning promptly after Closing, Seller’s Transportation group will coordinate with a Company representative designated by Buyer to schedule railcars from Seller’s or its Affiliates’ fleet into the Refinery as needed in the ordinary course of business, and as such cars come into the Refinery they will be identified as railcars to be assigned to the Company (“Qualifying Rail Cars”), until such time as 20 such Qualifying Rail Cars have been identified. Only railcars that are in serviceable condition when they arrive at the Refinery will be used as Qualifying Rail Cars. As Qualifying Rail Cars are identified, Seller or its appropriate Affiliate and Buyer shall deliver to the counterparty of each Rail Car Agreement covering such Qualifying Rail Cars a letter: (i) requesting the release of such Qualifying Rail Cars under the applicable Rail Car Agreement, and (ii) the further lease by such counterparty to the Company of such Qualifying Rail Cars. Once a Qualifying Rail Car becomes fully assigned to the Company, it will become a “Company Rail Car”.
          (c) Until such time as the parties complete the paperwork and secure the necessary counterparty consents to complete the assignment of the Qualifying Rail Cars to the Company, Seller shall, or shall cause its Affiliates to, allow the Company to use the Qualifying Rail Cars on a temporary subleased basis (the “Loaned Cars”) such that, at any time, the total number and types of Company Rail Cars and Loaned Cars equals the number and types identified as Qualifying Rail Cars. Buyer shall cause the Company to reimburse Seller for all lease payments and other associated costs, payments or fees (including repair and maintenance costs) arising under the applicable Rail Car Agreements with respect to the use by the Company of the related Loaned Cars. Buyer may elect to discontinue the use of any Loaned Car by written notice to Seller, in which case, upon return of such Loaned Car to Seller, Buyer shall no longer

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be responsible for any payments, costs or fees related thereto, and Seller shall not be responsible for providing a replacement Loaned Car. Buyer acknowledges and agrees that Seller may substitute other equivalent rail cars for Loaned Cars, so long as the substituted rail cars meet the criteria to be Qualifying Rail Cars. The parties hereto agree to (or to cause their applicable Affiliates to) work together in a commercially reasonable manner to manage the transition of the Loaned Cars hereunder.
          (d) Notwithstanding anything contained herein to the contrary, Seller’s sole obligations under this Agreement with respect to Third Person Consents necessary for the assignment to the Company of the Qualifying Rail Cars shall be the delivery by Seller to the counterparties thereto of the letters described in Section 7.13(b) above and Seller’s joinder in the execution of any documentation reasonably and customarily required by the counterparties to effectuate or otherwise document such assignments. Buyer shall be obligated to negotiate with the lessors of such Rail Car Agreements or Qualifying Rail Cars in a commercially reasonable manner in an effort to enter into leases covering the Qualifying Rail Cars as soon as possible following Closing. Buyer and Seller shall cooperatively endeavor to complete the assignment of all Qualifying Rail Cars (including any substitutes therefor made in accordance with the provisions of Section 7.13(b)) as promptly as reasonably possible after Closing, but in all events within 12 months after Closing. Seller shall not be obligated to provide any Loaned Cars more than 12 months following Closing, unless and only to the extent that Buyer’s failure to complete the assignment of all Qualifying Railcars (and substitutes therefor, as applicable) is the result of Seller’s failure to comply with its obligations under this Section 7.13.
          (e) Buyer shall indemnify, defend and hold harmless the Seller Indemnitees against any and all Losses arising from the use or misuse after the Closing by Buyer or its Affiliates (including, after the Closing, the Company) of the Loaned Cars pursuant to this Section 7.13.
     Section 7.14 Third Person Consents Not Obtained at or Before Closing.
          (a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Seller Contract or any benefit arising under or resulting from such Seller Contract if an attempted assignment thereof, without a required Third Person Consent or Authorization, would constitute a breach of such Seller Contract or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such Seller Contract, would violate or otherwise is not permitted by Law or would in any way adversely affect the rights of Seller or, upon transfer, of the Company under or in respect of such Seller Contract. If any transfer or assignment by Seller to, or any assumption by the Company of, any interest in, or obligation under, any Seller Contract, requires any Third Person Consent or Authorization, then no such assignment or assumption shall be made without such Third Person Consent or Authorization being obtained. To the extent any Seller Contract may not be assigned to the Company by reason of the absence of any such Third Person Consent or Authorization, the Company shall not be required to assume any obligations arising under such Seller Contract; provided, however, that upon the receipt of any such Third Person Consent or Authorization after the Closing, such Seller Contract shall be assigned to the Company and the Company shall assume such Seller Contract.

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          (b) If any such Third Person Consent or Authorization is not obtained prior to the Closing Date, Seller shall, to the extent not prohibited by the terms of any applicable Seller Contract or Law and until the receipt of such Third Person Consent or Authorization, hold the Seller Contract, subject to such Third Person Consent or Authorization, together with any proceeds therefrom, in trust for the Company, and Seller and the Company shall cooperate (each at its own expense) in any mutually acceptable, lawful and reasonable arrangement under which the Company shall obtain, to the extent practicable, the economic rights and benefits under such Seller Contract with respect to which the Third Person Consent or Authorization has not been obtained in accordance with this Agreement. Such reasonable arrangement may include the entering into of a subcontract, sublicense, sublease or other similar arrangement between Seller and the Company. During the period from Closing until such Third Person Consent or Authorization is obtained, Seller will use commercially reasonable efforts to enforce such Seller Contracts for the benefit of the Company, on the condition that the Company shall bear all costs and expenses (including legal expenses) related to such enforcement. If the Company is able to receive the economic rights and benefits under such Seller Contract, such economic rights and benefits shall constitute an Asset, and the liabilities and obligations, if any, related to such economic rights and benefits under such Asset shall constitute liabilities and obligations of the Company, as applicable. Seller’s obligations under this Section 7.14(b) shall expire as of the second anniversary of the Closing Date.
          (c) This Section 7.14 shall not apply to any Third Person Consents or Authorizations related to rail cars, which are covered by Section 7.13.
     Section 7.15 Multi-Site Contracts.
          (a) The Company may be a party to, or otherwise authorized to utilize, certain “master” contracts and agreements and which pertain to multiple refineries and facilities owned by Seller and its Affiliates in addition to the Refinery (each, a “Multi-Site Contract” and collectively, the “Multi-Site Contracts”). Some of those Multi-Site Contracts may constitute Seller Contracts or Material Company Contracts. With respect to all Multi-Site Contracts, Buyer acknowledges and agrees that the Company shall not be entitled to remain or become a party thereto, or otherwise make use thereof, after Closing, and it is Seller’s intention to terminate all Multi-Site Contracts as to the Company effective as of Closing. Notwithstanding such termination, the Company shall be obligated to honor any work releases, purchase commitments or other similar commitments made by them under any Multi-Site Contracts prior to Closing, but not yet fully performed or satisfied as of Closing, so long as such commitments were not made in violation of Seller’s obligations under Section 6.1. To the extent a Multi-Site Contract by its terms is not terminable as to the Company, Buyer covenants and agrees to (i) negotiate diligently and in good faith with the counterparty(ies) to such Multi-Site Contract in an effort to enter into a new agreement between such counterparty(ies) and the Company as promptly as possible following Closing, and (ii) until such new agreement becomes effective, honor the terms of the Multi-Site Contract and not make any elective purchases or other elective commitments thereunder. Buyer acknowledges that the terms and conditions of Multi-Site Contracts that relate to other facilities of Seller and its Affiliates other than the Refinery (including rate sheets and other commercial terms and conditions covering such other facilities) are confidential and proprietary information of Seller and its Affiliates, and Buyer shall destroy any such information it may inadvertently obtain, and shall not use such information for any purpose. Without

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limiting any of Buyer’s other indemnification obligations under this Agreement, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees against any and all Losses arising out of Buyer’s breach or utilization of any Multi-Site Contract after Closing.
          (b) This Section 7.15 shall not apply to any Multi-Site Contracts constituting Rail Car Agreements, which are covered by Section 7.13.
     Section 7.16 Owned and Leased Vehicles. Section 7.16 of the Disclosure Schedules contains a list of all vehicles currently owned by Seller and used at the Refinery (“Owned Vehicles”) and all vehicles currently leased by Seller under fleet leases and used at the Refinery (“Leased Vehicles”). Prior to Closing, Seller shall prepare and file the necessary paperwork to transfer title to all Owned Vehicles to Company, with all transfer taxes, fees and other costs and expenses associated with such title transfers to be borne by Seller. In addition, Seller shall buy the Leased Vehicles out of their current leases and prepare and file the necessary paperwork to transfer title to such Vehicles to Company, with all costs and expenses associated therewith to be borne by Seller, including all buyout payments and title transfer taxes and fees.
     Section 7.17 Further Assurances. Without limiting Section 6.2, Seller and Buyer each agree that from time to time after the Closing Date they will execute and deliver and will cause their respective Affiliates to execute and deliver such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Other Agreements.
ARTICLE VIII
CLOSING CONDITIONS
     Section 8.1 Conditions to Obligations of Each Party Under this Agreement. The respective obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by Law:
          (a) Any waiting or review period applicable to the transactions contemplated by this Agreement under applicable antitrust, trade regulation or foreign investment Law and regulations, including but not limited to the HSR Act and CFIUS, shall have expired or been terminated.
          (b) No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority shall be in effect preventing the consummation of the transactions contemplated hereby.
          (c) The Other Agreements shall be duly executed and delivered by each other party thereto simultaneously with the Closing.
     Section 8.2 Additional Conditions to Seller’s Obligations. The obligations of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to

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the Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by Law:
          (a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably expected to materially and adversely affect the ability of Buyer to perform its obligations under this Agreement and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.
          (b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.
          (c) All Third Person Consents and all Authorizations specified in Section 3.3(b) of the Disclosure Schedules, the lack of which would reasonably be expected to have a Material Adverse Effect, shall have been obtained.
     Section 8.3 Additional Conditions to Buyer’s Obligations. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by Law:
          (a) Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or materially or adversely affect the ability of Seller to perform its obligations under this Agreement, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.
          (b) Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing Date, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.
          (c) Each of the Third Person Consents specified in Section 8.3(c) of the Disclosure Schedules shall have been obtained, or Seller shall, at Seller’s cost and expense (but

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with the reasonable and timely cooperation of Buyer), have provided alternative contractual arrangements pursuant to which Buyer or the Company shall receive the benefits of the underlying contract on the same terms and conditions as presently provided to the Business which arrangements shall not be cancelable without the prior written consent of Buyer.
          (d) Other than any Taking or Casualty (which are the subject of Article IX), no Material Adverse Effect shall have occurred or be continuing which would reasonably be expected to result in damages, deficiencies, diminution in value, or losses, including loss of income or business disruption losses, in excess of $50,000,000, excluding any such amounts which Seller is obligated to pay or indemnify Buyer against under the terms of this Agreement.
ARTICLE IX
CASUALTY OR CONDEMNATION
     Section 9.1 Notice. In the event that, prior to the Closing Date, all or any portion of the tangible Assets are damaged or destroyed by fire or other casualty for which the associated repair or replacement costs could reasonably be expected to exceed $3,000,000 (a “Casualty”) or taken by condemnation or eminent domain or by agreement in lieu thereof with any Person or Governmental Authority authorized to exercise such rights (a “Taking”), Seller shall promptly notify Buyer thereof.
     Section 9.2 Repair or Replacement.
          (a) In the event of a Casualty or Taking between the Execution Date and the Closing Date affecting the tangible Assets, Seller shall elect (i) to repair or replace or make adequate provision for the repair or replacement of the affected Asset at Seller’s cost prior to the Closing, in which case Buyer’s obligation to effect the Closing shall not be affected, but the Closing Date shall be deferred until three Business Days after repairs or replacement have been completed and the affected Asset has been restored to performance substantially comparable in all material respects to that prior to the Casualty or Taking and/or (ii) to negotiate with Buyer to reduce the Purchase Price by an amount agreed to by Seller and Buyer to reflect the cost to repair or replace the affected Assets and the loss of income and associated business interruption caused by customer and commercial disruption, as may be mutually agreed to by Buyer and Seller (the “Repair Costs”), in which case, in the event of a Repair Cost Dispute, the Closing Date and the Termination Date shall be deferred as provided in Section 9.5. Notwithstanding the foregoing, the Seller’s election in clause (i) of this Section 9.2(a) shall be unavailable and clause (ii) of this Section 9.2(a) shall apply if the required repairs or replacements could reasonably be expected to result in an extension of the Closing Date for more than 45 days.
          (b) If Seller and Buyer agree on the Repair Costs within 15 days of Buyer’s receipt of Seller’s notice of the Casualty or Taking (the “Repair Negotiation Period”), Buyer’s obligation to effect the Closing shall not be affected, but the Purchase Price shall be reduced by the Repair Costs so agreed.
          (c) If Seller and Buyer do not agree on the Repair Costs within the Repair Negotiation Period (a “Repair Cost Dispute”), either party may request an engineering company that shall be mutually agreed to by Buyer and Seller to evaluate the affected Assets and deliver to

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Buyer and Seller its written estimate of the Repair Costs (the “Third-Party Estimate”) within 15 days after the end of the Repair Negotiation Period.
               (i) If the Third-Party Estimate is less than $100,000,000, Buyer’s obligation to effect the Closing shall not be affected, but the Purchase Price shall be reduced by the amount of the Third-Party Estimate and the parties shall submit the Repair Cost Dispute to binding arbitration under the Dispute Resolution Procedures after the Closing, with a post-Closing adjustment of the Purchase Price equal to the difference between the Third-Party Estimate and the finally-determined Repair Costs.
               (ii) If the Third-Party Estimate is equal to or greater than $100,000,000, Buyer may elect, by giving Seller written notice of election within 15 days of receipt of the Third-Party Estimate, to terminate this Agreement (other than Section 6.6, Section 10.2, Section 11.6(c), Section 11.8, Section 11.9, Section 11.10, Section 12.3 and Section 12.4, which shall continue in effect) without further obligation to Seller, in which event Seller shall return the Deposit (together with all interest or earnings thereon) to Buyer within five Business Days of receipt of Buyer’s notice of termination.
     Section 9.3 Condemnation Awards. In the event of any reduction in the Purchase Price in connection with a Taking at the Refinery, as provided in Section 9.2(a), Buyer shall be entitled to collect from any condemnor the entire award(s) that may be made in any such proceeding, without deduction, to be paid out as follows: subject to actual receipt of such award(s) by Buyer, (a) Buyer shall pay to Seller all such amounts, up to the amount of such Purchase Price reduction, and (b) Buyer shall be entitled to retain the balance (if any) of such award(s). Seller shall not settle any condemnation or eminent domain proceeding relating to the Refinery without Buyer’s prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed).
     Section 9.4 Purchase Price Adjustment. Any adjustment of the Purchase Price pursuant to Section 9.2(c) which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (a) an adjustment in favor of Buyer shall be paid in cash by Seller; and (b) an adjustment in favor of Seller shall be paid in cash to the extent the Purchase Price had been reduced pursuant to this Article IX. Any such reduction, refund or payment shall be made within five Business Days after such final determination.
     Section 9.5 Deferral of Closing Date and Termination Date. In the event of a Repair Cost Dispute, the Closing Date and the Termination Date shall be deferred until (a) three Business Days after receipt of the Third-Party Estimate, or (b) if Seller elects the option in Section 9.2(a)(i), as provided therein.
ARTICLE X
TERMINATION
     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of Seller and Buyer;

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          (b) by Seller upon notice to Buyer, if any of the conditions in Section 8.1 or Section 8.2 shall not have been fulfilled by the Closing Date or shall have become incapable of fulfillment on or prior to the Termination Date (other than through the failure of Seller to comply with its obligations under this Agreement);
          (c) by Buyer upon notice to Seller, if any of the conditions in Section 8.1 or Section 8.3 shall not have been fulfilled by the Closing Date or shall have become incapable of fulfillment on or prior to the Termination Date (other than through the failure of Buyer to comply with its obligations under this Agreement); or
          (d) by Seller or Buyer upon notice to the other party, if the Closing contemplated hereby shall not have occurred (other than through the failure of any party seeking to terminate the Agreement to comply with its obligations under this Agreement) on or before July 15, 2008 (the “Termination Date”); provided, however, that if all the conditions in Section 8.1, Section 8.2 and Section 8.3, other than termination or expiration of the waiting or review periods under applicable antitrust, trade regulation or foreign investment Law and regulations, including the HSR Act and CFIUS, have been satisfied or waived as of the Termination Date, then the term “Termination Date” shall mean 120 days after the Execution Date.
     Section 10.2 Liquidated Damages.
          (a) Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that upon any termination by Seller pursuant to Section 10.1(b) due to any of the conditions in Section 8.1(a), 8.1(c) (due to a failure of Buyer to comply with its obligations under this Agreement) or Section 8.2(a) or Section 8.2(b) having not been fulfilled or having become incapable of fulfillment, Seller’s right to retain the Deposit pursuant to Section 2.2 shall be the sole and exclusive remedy, including on account of punitive damages, of Seller and its Affiliates against Buyer or any of its Affiliates, stockholders, general partners, limited partners, members, managers, directors, officers, employees or agents (collectively “Buyer Related Parties”) for any and all Losses suffered in connection with any such termination, and in such event the Deposit shall constitute liquidated damages and not a penalty. In any other instance in which a Closing fails to occur for any reason whatsoever, the maximum aggregate liability of the Buyer Related Parties to Seller and its Affiliates related thereto shall not exceed $17,000,000; provided, however, that (i) the foregoing shall not in any way limit Buyer’s indemnification obligations under Section 6.4(a), (ii) the liability of any of Buyer’s insurers who have provided the insurance required under Section 6.4(b), (iii) Buyer’s obligations under the Confidentiality Agreement, or (iv) any of Seller’s rights under Section 11.10, except that in such event Seller waives its right to seek specific performance of Buyer’s obligation to close on the transactions contemplated hereby.
          (b) Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that upon any termination of this Agreement by Buyer pursuant to any provision of this Agreement giving rise to a Deposit Return Event, Buyer’s sole and exclusive remedies in such event shall be (i) return of the Deposit plus all interest or earnings thereon in accordance with the applicable provisions of this Agreement, and (ii) recovery of any monetary damages available to Buyer under this Agreement, up to a maximum payment of $17,000,000. Such remedies shall be the sole and exclusive remedies, including on account of punitive

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damages, of Buyer and is Affiliates against Seller or any of its Affiliates, stockholders, general partners, limited partners, members, managers, directors, officers, employees or agents (collectively “Seller Related Parties”) for any and all Losses suffered in connection with any such termination, and such amounts shall constitute liquidated damages and not a penalty. In any other instance in which a Closing fails to occur for any reason whatsoever, the maximum aggregate liability of the Seller Related Parties to Buyer and its Affiliates related thereto shall not exceed $17,000,000; provided, however, that the foregoing shall not in any way limit any of Buyer’s rights under Section 11.10, including the right to seek specific performance of Seller’s Closing obligations.
     Section 10.3 Effect of Termination. Except for Section 6.6, this Section 10.3, Section 11.6(c), Section 11.7, Section 11.8, Section 11.9, Section 11.10, Section 12.3 and Section 12.4, this Agreement shall, upon termination hereof pursuant to Section 10.1, forthwith become of no further force or effect and (a) except as provided in this Section 10.3 and by Section 2.2, there shall be no liability on the part of Seller, the Company or Buyer or any of their respective Affiliates, or any of their respective officers or directors, to any other party and (b) all rights and obligations of any party hereto shall cease; provided, however, that, subject to Section 10.2, any such termination shall not relieve Seller, the Company or Buyer from liability for any intentional and material breach of this Agreement occurring prior to such termination. The termination of this Agreement shall have no effect on the provisions of the Confidentiality Agreement.
ARTICLE XI
INDEMNIFICATION AND REMEDIES
     Section 11.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive for the periods set forth in Section 11.1 of the Disclosure Schedules. The provisions of Section 6.5 and Section 6.8 shall survive the Closing without limit as to time.
     Section 11.2 Indemnification Provisions for Benefit of Buyer.
          (a) If the Closing occurs, Seller shall indemnify, defend, save and hold harmless the Buyer Indemnitees from and against any Losses actually suffered or incurred by them arising out of or related to:
               (i) The breach of any representation or warranty of Seller contained in this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);
               (ii) the breach of any covenants or agreements of Seller contained in this Agreement (other than with respect to (A) covenants or agreements of Seller contained in Section 6.1 (which are covered by clause (iii) below) and (B) the Retained Liabilities (which are covered by clause (iv) below));

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               (iii) the breach of any covenants or agreements of Seller contained in Section 6.1 of this Agreement; and
               (iv) the Retained Liabilities.
No claim may be asserted nor may any action be commenced against Seller pursuant to this Section 11.2(a) unless written notice of such claim or action is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action, and with respect to claims or actions based on the breach of representation or warranty, on or prior to the date such representation or warranty ceases to survive as set forth in Section 11.1; provided, however, that (i) no claim may be asserted nor may any action be commenced by Buyer against Seller arising out of or related to a breach of any representation, warranty or covenant of which Buyer had knowledge on or prior to the Closing Date and for which Buyer failed to deliver a Breach Notice in accordance with Section 6.3, and (ii) no claim may be asserted nor may any action be commenced by Buyer against Seller arising out of or related to a breach of any covenants or agreements of Seller contained in Section 6.1 of this Agreement after the one (1) year anniversary of the Closing Date. If a Buyer Indemnitee has recovered any Losses pursuant to one subsection of this Section 11.2(a), such Buyer Indemnitee shall not be entitled to recover the same Losses under another subsection of this Section 11.2(a).
          (b) No claim may be made against Seller for indemnification pursuant to clauses (i), (ii) or (iii) of Section 11.2(a) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless the aggregate Loss of the Buyer Indemnitees with respect thereto exceeds $100,000 (nor shall any Loss below such threshold be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnitees’ Losses). Further, no claim may be made against Seller for indemnification pursuant to clauses (i) or (ii) of Section 11.2(a), or pursuant to clause (iii) of Section 11.2(a) based upon breaches of Seller’s covenants in Section 6.1(a)(ii) or (iii), unless the aggregate amount of all Losses of the Buyer Indemnitees with respect to all such claims shall exceed the Indemnification Deductible (after which Seller shall be obligated only to indemnify the Buyer Indemnitees from and against aggregate Losses in excess of the Indemnification Deductible. The maximum aggregate amounts that Seller shall be required to pay pursuant to clauses (i), (ii) and (iii) of Section 11.2(a) shall not exceed the amounts set forth in Section 11.2(b) of the Disclosure Schedules, after which point Seller will have no obligation to indemnify the Buyer Indemnitees from and against further such Losses. In addition, Seller shall have as an affirmative defense to any claim for indemnity under clauses (i) and (iii) of Section 11.2(a) arising out of or related to a breach of any representation or warranty of Seller under ARTICLE III or ARTICLE IV or a breach of Seller’s covenants under Section 6.1 that Buyer had knowledge of such breach on or prior to the Closing Date. For the avoidance of doubt, any Losses to be paid by Seller pursuant to Section 11.2(a)(iv) are not subject to the limitations of this Section 11.2(b).
          (c) Except for the rights of indemnification provided in Section 11.2(a), Buyer hereby waives and releases any Claim or cause of action by Law or otherwise against Seller or its Affiliates regarding obligations and liabilities of any nature whatsoever, including environmental matters that are attributable to the Business, the Shares, or the Company, other

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than claims of, or causes of action arising from, fraud, intentional misrepresentation or intentional breach by Seller.
     Section 11.3 Provisions for Benefit of Seller.
          (a) If the Closing occurs, Buyer agrees to indemnify, defend, save and hold harmless the Seller Indemnitees from and against any Losses actually suffered or incurred by them arising out of or related to:
               (i) the breach of any representation or warranty of Buyer contained in this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period);
               (ii) the breach of any covenants or agreements of Buyer contained in this Agreement (other than with respect to employees and employee benefits, Taxes, Loaned Cars and Multi-Site Contracts, which are covered by clauses (v) through (viii) below, respectively);
               (iii) the Company Assumed Liabilities;
               (iv) the ownership of the Shares, the Company, or the Assets after the Closing Date, or the operation of the Business after the Closing Date (in each case excluding the Excluded Assets and the Retained Liabilities and to the extent such Losses are not indemnifiable by Seller pursuant to Section 11.2);
               (v) any liabilities, obligations and covenants of Buyer with respect to employees and employee benefits as provided in Section 7.1 through Section 7.7;
               (vi) any liabilities, obligations and covenants of Buyer with respect to Taxes as provided in Section 7.11;
               (vii) any liabilities, obligations and covenants of Buyer with respect to Loaned Cars as provided in Section 7.13; and
               (viii) any liabilities, obligations and covenants of Buyer with respect to Multi-Site Contracts as provided in Section 7.15.
No claim may be asserted nor may any action be commenced against Buyer pursuant to this Section 11.3 unless written notice of such claim or action is received by Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action, and with respect to claims or actions based on the breach of representation or warranty, on or prior to the date such representation or warranty ceases to survive as set forth in Section 11.1. If a Seller Indemnitee has recovered any Losses pursuant to one subsection of this Section 11.3(a), such Seller Indemnitee shall not be entitled to recover the same Losses under another subsection of this Section 11.3(a). Seller and Buyer acknowledge and agree that, with respect to any failure by Buyer to comply with its obligations with respect to Post-Closing Employees as set forth in Section 7.1 through Section 7.7, Seller shall be entitled to specific performance of

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such obligations by Buyer and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.
          (b) No claim may be made against Buyer for indemnification pursuant to clause (i) or (ii) of Section 11.3(a): (i) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless the aggregate Loss of Seller Indemnitees with respect thereto exceeds $100,000 (nor shall any Loss below such threshold be applied to or considered for purposes of calculating the aggregate amount of Seller Indemnitees’ Losses) and (ii) unless the aggregate amount of all Losses of Seller Indemnitees with respect to clause (i) and (ii) of Section 11.3(a) shall exceed the Indemnification Deductible (after which Buyer shall be obligated only to indemnify Seller Indemnitees from and against aggregate Losses in excess of the Indemnification Deductible). The maximum amount that Buyer shall be required to pay pursuant to clauses (i) and (ii) of Section 11.3(a) in respect of all Losses by all Seller Indemnitees shall not exceed $40,000,000, after which point Buyer will have no obligation to indemnify Seller Indemnitees from and against further such Losses. For the avoidance of doubt, any Losses to be paid by Buyer pursuant to Section 11.3(a)(iii), Section 11.3(a)(iv), Section 11.3(a)(v), or Section 11.3(a)(vi) are not subject to the limitations of this Section 11.3(b).
          (c) Except for the rights of indemnification provided in Section 11.3(a), Seller hereby waives and releases any Claim or cause of action by Law or otherwise against Buyer or its Affiliates regarding obligations and liabilities of any nature whatsoever that are attributable to the Shares or the Company, other than claims of, or causes of action arising from, fraud, intentional misrepresentation or intentional breach by Buyer.
     Section 11.4 Indemnification Procedures; Matters Involving Third Parties.
          (a) A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 11.4, an “Indemnified Party”), shall give the indemnifying party under Section 11.2 and Section 11.3, as applicable (for purposes of this Section 11.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Article XI except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure or to the extent the survival period, if applicable, expires pursuant to Section 11.1 prior to the giving of such notice.
          (b) If any third party shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this ARTICLE XI, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this ARTICLE XI except to the extent, and only to the extent, the Indemnifying Party is prejudiced by such failure.

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          (c) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party or would reasonably be expected to have a material adverse effect on the Indemnified Party.
          (d) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 11.4(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate.
          (e) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).
     Section 11.5 Determination of Losses. The Losses giving rise to any indemnification obligation hereunder shall be reduced by any insurance proceeds actually received by the Indemnified Party as a result of the events giving rise to the claim for indemnification, net of any expenses related to the receipt of such proceeds, including retrospective premium adjustments, if any. The amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, at the Applicable Rate from the date the Indemnified Party provides notice of the Loss to the Indemnifying Party until the date paid. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 11.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; provided, that an Indemnified Party shall have no obligation to make a claim for recovery against any insurer of such Indemnified Party with respect to any such Losses.
     Section 11.6 Limitations on Liability.
          (a) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD, INTENTIONAL MISREPRESENTATION AND INTENTIONAL BREACH, THE REMEDIES SET FORTH IN ARTICLE VII, ARTICLE X AND THIS ARTICLE XI, INCLUDING THE LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE AND THE DISCLAIMERS SET FORTH IN SECTION 6.5 AND SECTION 6.8, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF THE BUYER INDEMNITEES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          (b) SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR FRAUD, INTENTIONAL MISREPRESENTATION AND INTENTIONAL BREACH, THE REMEDIES SET FORTH IN ARTICLE VII, ARTICLE X AND THIS ARTICLE

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XI, INCLUDING THE LIABILITY LIMITS AND SURVIVAL PERIODS SET FORTH ABOVE, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF THE SELLER INDEMNITEES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          (c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO OR ANY OF SUCH PARTY’S AFFILIATES ANY AMOUNT IN RESPECT OF EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS; EXCEPT, TO THE EXTENT THAT ANY OF THE FOREGOING ARE PAID OR OWING TO A THIRD PARTY WITH RESPECT TO A THIRD PARTY CLAIM, ALL OF WHICH DAMAGES SHALL BE CONSIDERED PART OF LOSSES AND SHALL BE COVERED BY THE INDEMNIFICATIONS SET FORTH IN THIS ARTICLE XI.
          (d) EXCEPT IN THE CASE OF FRAUD, INTENTIONAL MISREPRESENTATION AND INTENTIONAL BREACH, ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE XI, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT AND/OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.
     Section 11.7 Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of Texas, without regard to conflicts of laws rules or principles as applied in Texas.
     Section 11.8 Jurisdiction; Consent to Service of Process; Waiver. Each of the parties hereto agrees, subject to Section 11.9, that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in the State of Texas and solely in connection with claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties hereto knowingly and intentionally, irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein.
     Section 11.9 Dispute Resolution. All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the Dispute Resolution Procedures set forth in Exhibit C.

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     Section 11.10 Availability of Equitable Relief. Each of the parties hereto recognizes that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrators selected pursuant to the Dispute Resolution Procedures shall have the power to grant temporary or permanent injunctive or other equitable relief. Notwithstanding Section 11.9, prior to the appointment of the arbitrators, a party hereto may, subject to Section 11.8, seek temporary injunctive relief from any court of competent jurisdiction; provided that the party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration in compliance with the Dispute Resolution Procedures. Such court ordered relief shall not continue more than 10 days after the appointment of the arbitrators (or in any event for longer than 60 days).
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Amendment. This Agreement may not be amended except by an instrument in writing executed and delivered by the parties hereto.
     Section 12.2 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile to the following numbers:
If to Seller, to:
Valero Refining and Marketing Company
c/o Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
Attention: Senior Vice President and General Counsel
Telephone: (210) 345-2246
Facsimile: (210) 345-5889
If to Buyer, to:
Alon Refining Krotz Springs, Inc.
c/o Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attention: General Counsel
Telephone: (972) 367-3702
Facsimile: (972) 367-3724
or to such other address or facsimile number as any party may, from time to time, designate in a written notice given in accordance with this Section 12.2. Any such notice or communication shall be effective (a) if delivered in person, by mail or by courier, upon actual receipt by the intended recipient, or (b) if sent by facsimile transmission, upon actual receipt if received during

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the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours.
     Section 12.3 Public Announcements. No party shall issue or make any press releases or similar public announcements concerning the transactions contemplated hereby or by the Other Agreements without the written consent of Buyer and Seller, except as may be required by Law.
     Section 12.4 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Seller or its Affiliates (including the Company with respect to pre-Closing costs and expenses) in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, and all costs and expenses incurred by Buyer or its Affiliates in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer.
     Section 12.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 12.6 Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     Section 12.7 Assignment. This Agreement shall not be assigned by any party hereto (including by operation of law or otherwise) except with the prior written consent of the other parties hereto; provided, however, that (a) Buyer may assign any of its rights and obligations to any Affiliate of Buyer but no such assignment shall relieve Buyer of its obligations hereunder and (b) Buyer may assign its rights, title and interest hereunder and under the Other Agreements to lenders and other creditors, or agents or trustees acting on behalf of any of the foregoing (collectively, a “Collateral Assignee”), as security for the performance of obligations of Buyer to such financing sources, on the condition and with the understanding that, (i) to the extent of any such assignment, the Collateral Assignee shall be entitled, only upon written notice to Seller (and any of Seller’s Affiliates who are parties to the Other Agreements) of Collateral Assignee’s exercise of any such security (a “Foreclosure Notice”), to exercise any and all rights of Buyer hereunder and under the Other Agreements, (ii) Seller and its Affiliates shall be entitled to rely unconditionally upon a Foreclosure Notice in making any payments or performance hereunder and under the Other Agreements to or for the benefit of the Collateral Assignee (or its designee(s) identified in the Foreclosure Notice), without thereby incurring any liability to Buyer or any of Buyer’s Affiliates, (iii) neither Seller nor any of its Affiliates shall

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be obligated to grant any extensions of time for performance, waive any of their rights or remedies hereunder or under the Other Agreements, or assume any additional obligations or liabilities under this Agreement or the Other Agreements as a result of any collateral assignment of this Agreement to a Collateral Assignee or a Collateral Assignee’s exercise of its security so granted to it by Buyer, and (iv) neither a collateral assignment of this Agreement or the Other Agreements by Buyer to a Collateral Assignee nor any exercise by a Collateral Assignee of any security so granted to it by Buyer shall release Buyer from any of its obligations hereunder or under any Other Agreement to which it is a party.
     Section 12.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except, that the Seller Indemnitees and the Buyer Indemnitees shall be third party beneficiaries of the indemnifications provided for in ARTICLE XI.
     Section 12.9 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
     Section 12.10 Disclosure Schedules. Any matter disclosed by Seller in the Disclosure Schedules pursuant to any Section of this Agreement shall be deemed to have been disclosed by Seller for purposes of each other Section of this Agreement to which such disclosure is relevant.
     Section 12.11 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
     Section 12.12 Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf image; provided that each party hereto uses commercially reasonable efforts to deliver to each other party hereto original signed counterparts as soon as possible thereafter.
     Section 12.13 Entire Agreement. This Agreement and the Other Agreements (together with the Exhibits, the Disclosure Schedules and the other Schedules hereto and thereto) constitute the entire agreement of the parties hereto and thereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof (other than the Confidentiality Agreement, which shall continue in full force and effect).

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VALERO REFINING AND MARKETING COMPANY

By:	/s/ Gene Edwards

Name: Gene Edwards
Title: Executive Vice President

ALON REFINING KROTZ SPRINGS, INC.

By:	/s/ David Wiessman

Name: David Wiessman
Title: Executive Chairman

For the limited purpose of agreeing to the
provisions of Section 2.7 and Article IV to the
extent applicable to Company:

VALERO REFINING COMPANY-LOUISIANA

By:	/s/ Gene Edwards

Name: Gene Edwards
Title: Executive Vice President